Exhibit 2.1

SHARE PURCHASE AGREEMENT

DATED AS OF SEPTEMBER 10, 2026

BY AND AMONG

ARC GROUP ACQUISITION I CORP.,

THE PURCHASER REPRESENTATIVE,

FIRSTBORN TOP CAPITAL SDN. BHD.,

THE SELLING SHAREHOLDERS

AND

THE SHAREHOLDER REPRESENTATIVE

TABLE OF CONTENTS

Article I SALE AND PURCHASE OF SHARES		6
1.1	Sale and Purchase of Company Shares	6
1.2	Rights Cease to Exist	6
Article II CONSIDERATION		7
2.1	Transaction Consideration.	7
2.2	Closing Statement.	7
2.3	Allocation Statement.	9
2.4	Fractional Shares.	9
2.5	Tax Withholding.	9
Article III CLOSING		9
3.1	Closing.	9
3.2	Surrender of Company Shares and Disbursement of Transaction Consideration.	9
3.3	Closing Transactions.	10
Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		10
4.1	Organization; Standing and Power.	10
4.2	Authorization; Binding Agreement.	10
4.3	Capitalization.	11
4.4	Subsidiaries.	12
4.5	Governmental Approvals.	12
4.6	Non-Contravention.	12
4.7	Financial Statements; Internal Controls.	12
4.8	Absence of Certain Changes.	14
4.9	Compliance with Laws.	16
4.10	Company Permits.	17
4.11	Litigation.	17
4.12	Material Contracts.	17
4.13	Intellectual Property.	19
4.14	Taxes Returns and Audits.	21
4.15	Real Property.	22
4.16	Personal Property.	23
4.17	Title to and Sufficiency of Assets.	23
4.18	Employee Matters.	23
4.19	Benefit Plans.	24
4.20	Environmental Matters.	25
4.21	Transactions with Related Persons.	26
4.22	Insurance.	26
4.23	Books and Records.	27
4.24	Top Customers and Suppliers.	27
4.25	Certain Business Practices.	28
4.26	Compliance with Privacy Laws, Privacy Policies and Certain Contracts.	29
4.27	Investment Company Act.	29
4.28	Finders and Brokers.	29
4.29	Restrictions on Business Activities.	29
4.30	Fairness Opinion.	30
4.31	Independent Investigation.	30
4.32	Information Supplied.	30
4.33	Disclosure.	30

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Article V REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS		31
5.1	Authorization of Agreement; Enforceability.	31
5.2	Conflicts; Consents of Third Parties.	31
5.3	Ownership and Transfer of Company Shares.	31
5.4	Litigation.	32
5.5	Financial Advisors.	32
Article VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		32
6.1	Organization and Standing.	32
6.2	Authorization; Binding Agreement.	32
6.3	Governmental Approvals.	33
6.4	Non-Contravention.	33
6.5	Capitalization.	33
6.6	SEC Filings and Purchaser Financials.	34
6.7	Absence of Certain Changes.	35
6.8	Compliance with Laws.	35
6.9	Actions; Orders; Permits.	35
6.10	Taxes and Returns.	35
6.11	Employees and Employee Benefit Plans.	36
6.12	Properties.	36
6.13	Material Contracts.	36
6.14	Transactions with Affiliates.	36
6.15	Investment Company Act.	37
6.16	Finders and Brokers.	37
6.17	Ownership of Transaction Consideration.	37
6.18	Certain Business Practices.	37
6.19	Insurance.	37
6.20	Purchaser Trust Account.	38
6.21	Independent Investigation.	38
Article VII COVENANTS		38
7.1	Access and Information.	38
7.2	Conduct of Business of the Company.	39
7.3	Conduct of Business of Purchaser.	42
7.4	Annual and Interim Financial Statements.	44
7.5	Purchaser Public Filings.	44
7.6	No Solicitation.	44
7.7	No Trading.	45
7.8	Notification of Certain Matters.	45
7.9	Efforts.	46
7.10	Further Assurances.	47
7.11	The Registration Statement.	48
7.12	Public Announcements.	50
7.13	Confidential Information.	50
7.14	Documents and Information.	51
7.15	Post-Closing Board of Directors and Executive Officers.	52
7.16	Indemnification of Directors and Officers; Tail Insurance.	52
7.17	Trust Account Proceeds.	52
7.18	PIPE Investment.	53
7.19	Incentive Equity Plan.	53
7.20	Tax Matters.	53
7.21	Related Party Matters.	55

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Article VIII NO SURVIVAL		55
8.1	No Survival.	55
Article IX CONDITIONS TO CLOSING		56
9.1	Conditions to Each Party’s Obligations.	56
9.2	Conditions to Obligations of Purchaser.	56
9.3	Conditions to Obligations of the Company	58
9.4	Frustration of Closing Conditions.	59
Article X TERMINATION AND EXPENSES		59
10.1	Termination of Agreement.	59
10.2	Effect of Termination.	60
10.3	Fees and Expenses.	61
Article XI WAIVERS AND RELEASES		61
11.1	Waiver of Claims Against Trust.	61
Article XII MISCELLANEOUS		62
12.1	Notices.	62
12.2	Binding Effect; Assignment.	63
12.3	Third Parties.	63
12.4	Reserved..	63
12.5	Governing Law; Jurisdiction.	63
12.6	WAIVER OF JURY TRIAL.	63
12.7	Specific Performance.	63
12.8	Severability.	63
12.9	Amendment.	64
12.10	Waiver.	64
12.11	Entire Agreement.	64
12.12	Interpretation.	64
12.13	Counterparts.	65
12.14	Purchaser Representative.	65
12.15	Shareholder Representative.	66
12.16	Legal Representation.	67
Article XIII RESERVED		68
Article XIV DEFINITIONS		68
14.1 Certain Definitions.		68

Exhibits

Exhibit A-1 – Selling Shareholders
Exhibit A-2 – Allocation Schedule
Exhibit B – Form of Registration Rights Agreement
Exhibit C – Form of Executive Employment Agreement
Exhibit D – Form of Incentive Equity Plan
Exhibit E – Form of Indemnification Agreement
Exhibit F – Form of Sponsor Support Agreement
Exhibit G – Form of Company Support Agreement
Exhibit H – Form of Lock-Up Agreement
Exhibit I – Form of Restrictive Covenant Agreement

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of September 10, 2026 (the “Agreement Date”), is entered into by and among ARC Group Acquisition I Corp., a British Virgin Islands business company (“Purchaser”), Datuk Dr. Doris Wong in the capacity as the representative from and after the Closing (as defined below) for the shareholders of Purchaser (other than the Company Security Holders (as defined below) as of immediately prior to the Closing and their successors and assigns) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), Firstborn Top Capital Sdn. Bhd., a Malaysian private limited company (the “Company”), the holders of Company Shares identified on Exhibit A-1 hereto (each, a “Selling Shareholder” and collectively, the “Selling Shareholders”), and Ow Ruey Shen, in the capacity as the representative for the Selling Shareholders (the “Shareholder Representative”).

W I T N E S S E T H :

WHEREAS, the Company operates a licensed money lending business committed to providing transparent and accessible financial solutions to individuals and businesses across Malaysia;

WHEREAS, Purchaser is a blank check special purpose acquisition company incorporated for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or other similar business combination with one or more operating businesses or entities through a business combination;

WHEREAS, the Selling Shareholders own all of the issued and outstanding securities of the Company (the “Company Shares”);

WHEREAS, the Selling Shareholders desire to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser desires to purchase, acquire and accept from the Selling Shareholders, all of the Company Shares, for the Transaction Consideration, upon the terms and conditions set forth herein;

WHEREAS, the board of directors of the Company and Purchaser have (i) determined that the transactions are fair, advisable and in the best interests of their respective companies and shareholders, (ii) approved this Agreement, the documents attached as Exhibits hereto (the “Ancillary Documents”), and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein and therein, and (iii) determined to recommend to their respective shareholders the approval and adoption of this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, in connection with the transactions contemplated hereby, certain of the Purchaser’s Affiliates and MFH 2, LLC, a Delaware limited liability company (the “Sponsor”) are entering into the Sponsor Support Agreement in the form attached as Exhibit F (the “Sponsor Support Agreement”), providing that, among other things, each such Person shall (i) vote its Purchaser Ordinary Shares in favor of the adoption and approval of this Agreement and the transactions contemplated hereby and against any Alternative Transaction, (ii) waive any right to redeem any Purchaser Securities it holds and any anti-dilution rights with respect to any equity issuance, including the PIPE Investment, and (iii) subject its Purchaser Securities to a lock-up, in each case subject to the limited exceptions set forth therein;

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WHEREAS, as a condition and inducement to Purchaser’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, in connection with the transactions contemplated hereby, the directors, officers and holders of five percent (5%) or more of the voting stock of the Company are entering into a Company Support Agreement in the form attached hereto as Exhibit G (the “Company Support Agreement”), providing that, among other things, each such Person shall irrevocably agree to vote in favor of the transactions contemplated hereby and against any Alternative Transaction;

WHEREAS, in connection with the Closing of the transactions contemplated by this Agreement, certain Key Executives shall have entered into mutually acceptable Executive Employment Agreements with Purchaser, in substantially the form attached as Exhibit C hereto (each, an “Employment Agreement”), each of which agreements will become effective as of the Closing;

WHEREAS, prior to and effective as of the Closing of the transactions contemplated by this Agreement, the officers and directors of Purchaser and the Company who shall serve in such capacities from and after the Closing shall have been duly elected or appointed thereby, and shall each have entered into an Indemnification Agreement, the form of which is attached as Exhibit E hereto (the “Indemnification Agreement”), each of which agreements shall become effective as of the Closing;

WHEREAS, at the Closing, directors, officers and significant shareholders of the Company as of immediately prior to the Closing Date shall enter into Lock-Up Agreements with Purchaser in substantially the form attached as Exhibit H hereto (each, a “Lock-Up Agreement”), subjecting their Purchaser Securities to a lock-up for a period substantially identical to the lock-up applicable to the Sponsor with respect to its founder shares, and shall enter into Restrictive Covenant Agreements with Purchaser in the form attached as Exhibit I hereto (each, a “Restrictive Covenant Agreement”), providing for, among other things, non-solicitation and non-competition restrictions for a period of two (2) to four (4) years from the Closing Date;

WHEREAS, in connection with the execution and delivery of this Agreement, Purchaser and the Company shall reasonably cooperate to seek to enter into customary and binding subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which such PIPE Investors, upon the terms and subject to the conditions set forth therein, may purchase Purchaser Class A Ordinary Shares at a purchase price of Ten U.S. Dollars ($10.00) per share (the “Private Placement Amount”), in a private placement or placements (the “Private Placements”) to be consummated concurrently with the Closing (collectively, the “PIPE Investment”); and

WHEREAS, certain terms used in this Agreement are defined in Section 14.1.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I

SALE AND PURCHASE OF SHARES

1.1 Sale and Purchase of Company Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, each Selling Shareholder shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from each Selling Shareholder, that number of Company Shares set forth opposite the name of each Selling Shareholder on Exhibit A-1 hereto, free and clear of any and all Liens and Encumbrances, such that all of the issued and outstanding Company Shares at the Closing shall be sold to and purchased by Purchaser.

1.2 Rights Cease to Exist. At the Closing, upon payment of the Transaction Consideration to the Selling Shareholders, respectively, the Selling Shareholders shall cease to have any rights with respect to the Company Shares, except the rights set forth in this Agreement. That portion of the Transaction Consideration paid to each Selling Shareholder in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares held by each such Selling Shareholder.

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Article II

CONSIDERATION

2.1 Transaction Consideration. Subject to the terms and conditions of this Agreement, the total consideration for the purchase of all issued and outstanding Company Shares (the “Transaction Consideration”) shall be the number of Purchaser Class A Ordinary Shares (the “Consideration Shares”) equal to: (A) One Billion U.S. Dollars ($1,000,000,000), (B) minus the Closing Net Indebtedness, (C) plus or minus, as applicable, the Working Capital Adjustment, and (D) minus the amount of any unpaid transaction bonuses and other transaction-related compensation payable in connection with the transactions contemplated hereby, in each case as set forth in the Closing Statement, with the resulting amount divided by the Redemption Price. The Working Capital Adjustment shall equal the Net Working Capital Amount minus the Target Net Working Capital Amount, such that the Transaction Consideration shall be increased dollar-for-dollar to the extent the Net Working Capital Amount exceeds the Target Net Working Capital Amount and decreased dollar-for-dollar to the extent the Target Net Working Capital Amount exceeds the Net Working Capital Amount. The Transaction Consideration may include earn-out shares expressly agreed by Purchaser and the Company in writing and reflected in the Allocation Statement and applicable Ancillary Documents. For the avoidance of doubt, there is no minimum cash condition or minimum cash consideration in connection with the Closing. Each Selling Shareholder shall have the right to receive at the Closing a number of Purchaser Class A Ordinary Shares equal to the aggregate Consideration Shares divided by the number of Company Shares outstanding immediately prior to the Closing, multiplied by the number of Company Shares held by such Selling Shareholder (the “Conversion Ratio”). All currency amounts in this Agreement are designated in U.S. Dollars.

2.2 Closing Statement.

(a) No later than three (3) Business Days prior to the Closing Date (the date of such calculation, the “Calculation Date”), the Company shall deliver to Purchaser a statement setting forth (A) the Company Closing Cash, (B) the Closing Net Indebtedness, (C) the Net Working Capital Amount, (D) the amount of unpaid transaction bonuses and other transaction-related compensation payable in connection with the transactions contemplated hereby, (E) the amount of Transaction Expenses to be paid by the post-Closing combined company, and (F) a detailed calculation of each of the foregoing, in each case determined in accordance with the Accounting Principles and accompanied by reasonable supporting schedules and work papers, certified by the Company’s Director (the “Closing Statement”). The amounts set forth in the Closing Statement shall be estimates for purposes of the Closing and shall be subject to a post-Closing true-up.

(b) Within ninety (90) Business Days after the Closing, Purchaser or the Company shall deliver a final true-up statement (the “Preliminary Final Closing Statement”). Upon receipt of the Preliminary Final Closing Statement, the Shareholder Representative will have thirty (30) days (the “Review Period”) to review such Preliminary Final Closing Statement and related computations. In connection with the review of the Preliminary Final Closing Statement, Purchaser will reasonably cooperate with and give, and will cause the Company to reasonably cooperate with and give, to the Shareholder Representative and its authorized Representatives, reasonable access during normal business hours to the books and records of the Company, and work papers used in the preparation of the Preliminary Final Closing Statement and prepared by or for Purchaser or the Company, including historical financial information relating to the Company, in each case, as the Shareholder Representative or its authorized Representatives may reasonably request for purposes of their review of the Preliminary Final Closing Statement, to the extent such access does not unreasonably interfere with the operations of Purchaser or any of its Affiliates (including the Company) and subject to prior execution of customary access letters; provided, that in no event shall Purchaser or any of its Affiliates (including the Company) be required to provide any documents or other information covered by the attorney-client privilege, the attorney work product doctrine or other similar protections or in violation of applicable Laws. If the Shareholder Representative has accepted such Preliminary Final Closing Statement in writing or has not given written notice to the Purchaser setting forth any objection of the Shareholder Representative to such Preliminary Final Closing Statement (a “Statement of Objections”) prior to the expiration of the Review Period, then such Preliminary Final Closing Statement will be final and binding upon the Parties and will be deemed the “Final Closing Statement” for all purposes under this Agreement. Any Statement of Objections given by the Shareholder Representative pursuant to and in accordance with the terms hereof will specify in reasonable detail each item that the Shareholder Representative disputes, the amount in dispute, an alternative amount for each such disputed item, and calculations (including reasonable documentation and support) for each such disputed item, it being understood and agreed that all items not included in the Statement of Objections shall be deemed final, conclusive and binding on the Parties.

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(c) If the Shareholder Representative delivers a Statement of Objections during the Review Period, Purchaser and the Shareholder Representative will negotiate in good faith to resolve any such objection within thirty (30) days following the receipt by Purchaser of the Statement of Objections (the “Consultation Period”), and upon any such resolution, the Final Closing Statement will be prepared in accordance with the agreement of the Shareholder Representative and Purchaser. If the Shareholder Representative and Purchaser are unable to reach an agreement as to any such objection(s) within the Consultation Period, then either of the Shareholder Representative or Purchaser may submit such matter to a nationally recognized independent accounting firm as mutually approved by the Shareholder Representative and Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Settlement Accountant”) for resolution of the remaining disputed matters, which Settlement Accountant shall be engaged by the Shareholder Representative and Purchaser within five (5) days after the later to occur of (i) the expiration of the Consultation Period and (ii) delivery of written notice by either the Shareholder Representative or Purchaser to the other of its desire to engage the Settlement Accountant (and the Shareholder Representative and Purchaser shall execute any agreement reasonably required by the Settlement Accountant in connection with its engagement). Purchaser and the Shareholder Representative will instruct the Settlement Accountant that the Settlement Accountant must act as an arbitrator and not an expert and must only consider those items that are properly identified on the Statement of Objections as in dispute, unless otherwise agreed by mutual written agreement of the Shareholder Representative and Purchaser during the Consultation Period. The Shareholder Representative and Purchaser will use their respective commercially reasonable efforts to cause the Settlement Accountant to resolve all disagreements as soon as practicable and in any event within thirty (30) days after the submission of any dispute to the Settlement Accountant. The Shareholder Representative and Purchaser will instruct the Settlement Accountant that (i) the Settlement Accountant’s determination must (x) address only the remaining disputed items properly set forth on the Statement of Objections and (y) be made solely (A) in accordance with the terms and procedures set forth in this Agreement, including the definitions herein and the Accounting Principles, and (B) on a single written submission and one single written response and accompanying supporting materials provided by Purchaser and the Shareholder Representative in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review) (provided that a copy of such submission and supporting materials shall be provided by Purchaser or the Shareholder Representative (as applicable) to the other Party concurrent with delivery of such materials to the Settlement Accountant); and (ii) the Settlement Accountant may not assign a value to any item greater than the greatest value for such item claimed by either the Shareholder Representative or Purchaser, or less than the smallest value for such item claimed by either the Shareholder Representative or Purchaser. The costs and expenses of the Settlement Accountant will be borne equally by Purchaser and the Shareholder Representative. The resolution of the dispute by the Settlement Accountant will be final, binding and non-appealable on the Parties absent fraud or manifest error, and any Party may seek to enforce such decision in a court of competent jurisdiction. If any disputes are submitted to the Settlement Accountant pursuant to this Section 2.3(c), the Final Closing Statement will be prepared in accordance with the decision of the Settlement Accountant and, to the extent applicable, the mutual agreement of Purchaser and the Shareholder Representative.

(d) Upon determination of the Final Closing Statement in accordance with Section 2.2(b) or Section 2.2(c), as applicable, any resulting adjustment shall be effected by delivery or return of Purchaser Class A Ordinary Shares or, if agreed by both Parties, payment of cash.

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2.3 Allocation Statement. No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement (the “Allocation Statement”) setting forth each Selling Shareholder’s share of the Transaction Consideration, calculated in accordance with Section 2.1 hereof (by 8:00 PM New York time) certified by the Company’s Director, to be attached hereto as Exhibit A-2 at the Closing.

2.4 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Purchaser Class A Ordinary Share will be issued by virtue of the transactions contemplated by this Agreement, and each Person who would otherwise be entitled to a fraction of a Purchaser Class A Ordinary Share (after aggregating all fractional shares of Purchaser Class A Ordinary Shares that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Class A Ordinary Shares issued to such Person rounded up in the aggregate to the nearest whole share of Purchaser Class A Ordinary Share.

2.5 Tax Withholding. Notwithstanding anything to the contrary contained in this Agreement, Purchaser and the Company (or any other Person required to withhold with respect to any payment made under this Agreement) shall be entitled to deduct and withhold from any Transaction Consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any provision of applicable Laws. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Article III

CLOSING

3.1 Closing. Subject to the satisfaction of the conditions set forth in Section 9.1, Section 9.2 and Section 9.3 hereof (or waiver in writing by the party entitled to waive such conditions), the closing of the sale and purchase of the Company Shares provided for in Section 1.1 hereof (the “Closing”) shall take place via the electronic exchange of documents on a date and at a time to be agreed upon by Purchaser and the Company, no later than the second Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article IX hereof (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the Company and Purchaser. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”.

3.2 Surrender of Company Shares and Disbursement of Transaction Consideration.

(a) At the Closing, each Selling Shareholder shall deliver to Purchaser the share certificate(s), if certificated, and if not certificated, evidence of ownership representing such Selling Shareholder’s Company Shares (each, a “Company Certificate” and collectively, the “Company Certificates”). Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Company, the Selling Shareholder may instead deliver to Company an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Purchaser and Company (a “Lost Certificate Affidavit”). Any Lost Certificate Affidavit properly delivered in accordance with this Section 3.2(a) shall be treated as a Company Certificate for all purposes of this Agreement.

(b) Subject to the provisions of this Section 3.2, at the Closing, Purchaser shall issue, or cause its transfer agent, Efficiency, Inc. to update the register of members of the Purchaser and provide a copy to the Purchaser’s registered agent FH Corporate Services Ltd. If any portion of the Transaction Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately.

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(c) prior to the Closing, it shall be a condition to such delivery that (i) the transfer of such Company Shares shall have been permitted in accordance with the terms of the Company Governing Documents in effect immediately prior to the Closing, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (iii) the Person requesting such delivery shall pay to Purchaser or the Company, as applicable, any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of Company and Purchaser that such Tax has been paid or is not payable.

3.3 Closing Transactions. All transactions to be concluded at the Closing pursuant to this Agreement shall be deemed concluded simultaneously at 12:01 a.m. New York time on the Closing Date. Unless waived, no transaction or delivery to be concluded at the Closing shall be deemed finally concluded unless and until all such transactions or deliveries are concluded.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Purchaser on the date hereof and the Closing Date (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company and the Selling Shareholders, hereby jointly and severally represent and warrant to Purchaser, as of the Agreement Date and again as of the Closing Date, that:

4.1 Organization; Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Malaysian Companies Act and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to be material to the Company. The Company has the requisite power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to carry on its business as currently conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which, individually or in the aggregate, would not reasonably be expected to be material to the Company. Schedule 4.1 lists all jurisdictions in which the Company is qualified to conduct business and all names other than its legal name under which the Company does business. The Company has provided to Purchaser accurate and complete copies of its Governing Documents, each as amended to date and as currently in full force and effect. The Company is not in violation of any provision of its Governing Documents.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Governing Documents, the Malaysian Companies Act and any other applicable Law or any Contract to which the Company or any of its shareholders is a party or by which it or its securities are bound, and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

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4.3 Capitalization.

(a) The Company has a total of 3,636,400 Company Ordinary Shares issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Securities are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens and Encumbrances, other than those imposed under the Company’s Governing Documents. All of the outstanding Company Securities have been duly authorized, validly issued, fully paid and non-assessable and are not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Malaysian Companies Act and any other applicable Law, the Company’s Governing Documents or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Ordinary Shares are as stated in the Company Governing Documents and as provided by the Malaysian Companies Act.

(b) There are no outstanding options, warrants, calls, rights, commitments, conversion privileges, preemptive rights, rights of first refusal or first offer, or other rights or Contracts outstanding to purchase or acquire any Company Securities, nor any commitments, arrangements, promises, restrictions or obligations for the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege, preemptive right, rights of first refusal or first offer, or other right or Contract or to redeem any Company Securities to which the Company or any of its shareholders is a party or bound relating to any Company Securities, whether or not outstanding. There are no outstanding or authorized share appreciation, equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Governing Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as set forth on Schedule 4.3(b), as a result of the consummation of the transactions contemplated by this Agreement, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company is a party or by which any of them is bound obligating (or purporting to obligate) the Company to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional equity or other ownership interests of the Company, and no rights in connection with any interests, warrants, calls, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials or on Schedule 4.3(c), since the date of the Company’s formation, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

(d) No Changes. Since the close of business on June 30, 2026 and through the date hereof, there has been no change in the outstanding capital stock of the Company or the number of options, warrants or other rights to purchase capital stock of the Company.

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4.4 Subsidiaries. The Company has no Subsidiaries.

4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, or (d) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Material Adverse Effect.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance by the Company with any and all of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Governing Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in the cases of clauses (b) and (c), as has not been and would not reasonably be expected to have a Material Adverse Effect on the Company or its ability to consummate the transactions contemplated by this Agreement or the Ancillary Documents or to perform the Company’s obligations hereunder or thereunder.

4.7 Financial Statements; Internal Controls.

(a) As used herein, the term “Company Financials” means the (i) PCAOB-audited consolidated financial statements of the Company (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Company as of December 31, 2025 and December 31, 2024, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the fiscal years then ended, audited by an independent registered public accounting firm in accordance with PCAOB standards and prepared in accordance with U.S. GAAP and applicable SEC requirements (the “Audited Company Financials”), and (ii) the Company-prepared financial statements, consisting of the consolidated unaudited balance sheet of the Company as of June 30, 2026 (the “Interim Balance Sheet Date”) and the related consolidated unaudited income statement, changes in shareholder equity and statement of cash flows for the six (6) months then ended, prepared in accordance with U.S. GAAP and applicable SEC requirements. True and correct copies of the Company Financials have been provided to Purchaser. The Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with Applicable Accounting Standards, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for Applicable Accounting Standards, and exclude year-end adjustments which will not be material in amount), (iii) comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated. The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. The Company shall cause any other financial statements required for the Registration Statement or Proxy Statement to be prepared in accordance with U.S. GAAP and applicable SEC requirements and, where required, audited in accordance with PCAOB standards.

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(b) The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. In the past five (5) years, the Company or its Representatives has not received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(c) The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on its property or assets.

(d) Except as set forth on Schedule 4.7(d), the Company is not subject to any material Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with Applicable Accounting Standards), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Company that were delivered by or on behalf of the Company to Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

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(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves) within ninety (90) days. In particular, all loan receivables included in Accounts Receivable arose from loans actually originated and funded by the Company in the ordinary course of its moneylending business pursuant to written loan agreements and related loan documents, and, to the Knowledge of the Company, constitute valid and binding obligations of the applicable borrowers, subject to the Enforceability Exceptions. Except as set forth on Schedule 4.7(f), none of the Company’s material loan receivables is subject to any material defense, rescission right, counterclaim, set-off or right of recoupment, other than as expressly provided in the applicable loan documents or required by applicable Law, and the Company has not agreed to waive, defer or materially reduce any principal, interest, fee or other amount due under any material loan except in the ordinary course of business consistent with its written credit and collection policies.

(g) The Company has established and maintains a system of internal controls over financial reporting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with Applicable Accounting Standards and including those policies and procedures that: (i) require the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that material information relating to the Company is promptly made known to the officers responsible for establishing and maintaining the system of internal controls; (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with Applicable Accounting Standards, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and the board of directors of the Company; (iv) provide reasonable assurance that the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. There are no “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls, and there is no series of multiple “significant deficiencies” (as defined by the Public Company Accounting Oversight Board) that collectively represent a “material weakness” in the design or operation of the Company’s internal controls. Since January 1, 2026, neither the Company (including any current Company employee/service provider thereof) nor, to the Knowledge of the Company, the Company’s independent auditors have identified or been made aware of (A) any significant deficiency or material weakness in the system of internal controls utilized by the Company, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company, or (C) any material claim or allegation regarding any of the foregoing.

(h) The Company has established and maintains a system of controls and procedures sufficient to (i) provide assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud that is detected by the Company, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company, are adequately and promptly disclosed to the Company’s independent auditors and the Company’s board of directors and (ii) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization.

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8, since January 1, 2026, the Company has conducted its business only in the ordinary course of business consistent with past practice, has not taken any action or committed or agreed to take any action that would be prohibited by Section 7.2(b) (without giving effect to Schedule 7.2) if such action were taken on or after the date hereof without the consent of Purchaser, and has not been, accrued or arisen:

(a) any event, change or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

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(b) any merger or consolidation involving the Company, or any acquisition by the Company of any business, whether by purchasing all or substantially all of the assets of or equity securities of, or otherwise acquiring, any business or corporation, partnership, association or other business organization or a division thereof;

(c) any material Contract entered into by the Company, other than in the ordinary course of business and as provided to Purchaser, or any material amendment or termination of, or default under, any material Contract to which the Company is a party or by which it or any of them is bound;

(d) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital shares, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital shares or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities;

(e) any split, combination, recapitalization, exchange, readjustment or reclassification of any of the Company’s capital shares;

(f) any granting by the Company, whether orally or in writing, of any (i) increase in compensation or fringe benefits payable or otherwise due to officers of the Company or (ii) material increase in compensation or fringe benefits payable or otherwise due to any non-officer employees of the Company whose annual base salary is in excess of $50,000 other than in the ordinary course of business consistent with past practice;

(g) (i) any change by the Company of severance, termination or bonus policies and practices (excluding sales commissions), (ii) any change in the policy of the Company relating to the granting of stock options to its employees, directors and consultants; (iii) any entry by the Company into, or amendment of, (A) any employment, severance, deferred compensation, termination, change of control or indemnification agreement or (B) any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events), or (iv) the establishment, adoption or amendment (except as required by law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement or other similar benefit plan or arrangement covering any director, officer or employee of the Company;

(h) any material amendment or termination of any Company Material Contract except in accordance with its terms of expiration or in the ordinary course of business;

(i) any Contract entered into by the Company relating to its assets or business (including the acquisition or disposition of any assets or property) or any relinquishment by the Company or any of its Subsidiaries of any Contract or other right, in each case having a stated contract amount or involving obligations or entitlements with a value of more than $250,000 in each individual case (other than Contracts with customers, suppliers, distributors and representatives entered into in the ordinary course of business, consistent with past practice);

(j) any change in any method of accounting principles or practices by the Company, except for any such change required by reason of a concurrent change in Applicable Accounting Standards;

(k) any debt, capital lease or other debt or equity financing transaction by the Company or entry into any agreement by the Company in connection with any such transaction, except for debt or capital leases entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company;

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(l) any grants of any material refunds, credits, rebates or other allowances by the Company to any customer, other than in the ordinary course of business;

(m) any material change in the level of bad debts or reserves relating to accounts receivable experienced by the Company;

(n) any material restructuring activities by the Company, including any material reductions in force, or any lease terminations or restructuring of contracts;

(o) any license of or Lien on any properties or assets, except licenses and Liens which are not material, individually or in the aggregate, to the business of the Company;

(p) any loan, advance or capital contribution by the Company to, or investment in, any Person other than (i) loans or advances to Company employees/service providers in connection with business related travel and expenses, in each case in the ordinary course of business consistent with past practice; (ii) loans, advances or capital contributions or investments by the Company to or in any wholly owned Subsidiary, by any wholly owned Subsidiary in the Company, or by a wholly owned Subsidiary of the Company in any other wholly owned Subsidiary of the Company; or (iii) loans or advances to vendors consistent with past practice that are not, individually or in the aggregate, material to the Company;

(q) any material purchases of fixed assets or other long term assets other than in the ordinary course of business;

(r) any amendment of any material Tax Returns, any adoption of or change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any closing agreement relating to an audit, or consent to any waiver of the statutory period of limitations in respect of any audit;

(s) any material revaluation, or any indication that such a revaluation is required under Applicable Accounting Standards, by the Company of any of its respective assets, including, without limitation, writing down the value of long-term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(t) any significant deficiency or material weakness identified in the system of internal controls utilized by the Company;

(u) any settlement of any lawsuit or other proceeding by the Company; or

(v) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of the Company.

4.9 Compliance with Laws. Since the date of the Company’s formation, the Company is not or has been in material conflict or material non-compliance with, or in material default or violation of, nor has the Company received, since the date of the Company’s formation, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company in such a way as to be material and adverse to the Company, nor, to the Knowledge of the Company, is there any pending investigation or inquiry relating thereto.

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4.10 Company Permits. The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted; to own, lease and operate its assets and properties (collectively, the “Company Permits”). Without limiting the foregoing, the Company holds and maintains all Company Permits required under applicable Money Lending Laws to carry on its money lending business, including as a licensed moneylender or credit community business, and holds all licenses, permits, approvals, advertisement permits, branch approvals, online or digital lending approvals, registrations and authorizations. The Company has made available to Purchaser true, correct and complete copies of all Company Permits. Except as set forth on Schedule 4.10, all of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. The Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11 Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Knowledge of the Company, threatened in writing, and no such Action has been brought in the past five (5) years; (b) Order now in effect, pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, its (i) current or, to the Knowledge of the Company, former directors or officers, or (ii) equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be directly related to the Company’s business, securities or assets), or its business, securities, properties or assets (tangible or intangible); or (c) internal investigations or inquiries now, or to the Knowledge of the Company, being conducted by the Company, the Company’s board of directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues. The items listed on Schedule 4.11, if finally determined adversely to the Company, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Company. In the past five (5) years, none of the current or former, officers, senior management or directors of the Company has been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser, true, correct and complete copies of, each Contract to which the Company is a party or by which the Company or any of its properties or assets is bound or affected (each Contract required to be set forth on Schedule 4.12(a), other than a Company Benefit Plan, a “Company Material Contract”) that:

(i) contains covenants that materially limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

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(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $20,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of the Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $20,000 per year or $100,000 in the aggregate;

(viii) is with any Top Customer or Top Supplier;

(ix) obligates the Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $20,000;

(x) is between the Company and any directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Company to make any capital commitment or expenditure in excess of $20,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within two (2) years prior to the Agreement Date or under which the Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than a manager, director or officer of the Company) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from the Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on the Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to the Company entered into in the ordinary course of business or (E) feedback and ordinary course trade name or logo rights that are not material to the Company;

(xv) relates to the origination, servicing, administration, collection, sale, assignment, participation, securitization, warehouse financing or other financing of the Company’s Loan Portfolio, or otherwise constitutes a material loan facility, credit facility, loan sale agreement, servicing agreement, participation agreement, warehouse agreement or similar arrangement relating to the Company’s lending business;

(xvi) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 (or similar successor form) pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

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(xvii) is otherwise material to the Company and not described in clauses (i) through (xvi) above.

(b) Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written notice or, to the Company’s Knowledge, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any material rights under any such Company Material Contract. The Company has no oral Material Contracts which have not been summarized in Schedule 4.12(b).

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by the Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. The Company owns, free and clear of all Liens and Encumbrances (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(ii), all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and the Company has recorded assignments of all Company Registered IP.

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(b) The Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to the Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Company as presently conducted. The Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. The Company is not party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.

(c) Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which the Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to the Company, if any. The Company has performed all obligations imposed on it in the Outbound IP Licenses, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or is otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by the Company. The Company is not currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Company. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by the Company (“Company IP”) in any material respect.

(e) All officers, directors, employees and independent contractors (to the extent any such independent contractor had access to Intellectual Property of the Company) of the Company (and each of their respective Affiliates) have assigned to the Company all Intellectual Property arising from the services performed for the Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of the Company have claimed any ownership interest in any Intellectual Property owned by the Company. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. The Company has made available to Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted or contemplated to be conducted. The Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

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(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information or information that can be used to identify a natural person (“personal information”)) in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company. The Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal information protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, if any, each with respect to the Company’s collection, processing and use of personal information. To the Knowledge of the Company, the operation of the business of the Company has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company’s rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

4.14 Tax Returns and Audits.

(a) The Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. The Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened in writing against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company is not being audited by any Governmental Authority or has been notified in writing or, to the Knowledge of the Company, orally by any Governmental Authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established). No material adjustment relating to any Tax Return of the Company has been proposed in writing formally or informally by appropriate Governmental Authorities.

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(d) There are no Liens or other Encumbrances with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e) The Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due. The Company has no liability for unpaid Taxes which have not been accrued for or reserved on the Company balance sheet, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company balance sheet in connection with the operation of the business of the Company in the ordinary course, including, without limitation, as a result of acquisitions.

(f) The Company does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Governmental Authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) The Company does not have any Liability for the Taxes of another Person that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

(i) The Company has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased, licensed or subleased or otherwise used or occupied by the Company for the operation of the business of the Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material breach, default or event of default on the part of the Company or any other party under any of the Company Real Property Leases, and the Company has not received notice of any such condition. The Company does not own nor has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases). The Company has no oral Company Real Property Leases other than those summarized in Schedule 4.15. Except as set forth on Schedule 4.15, (i) no party other than the Company has a right to occupy any material premises under the Company Real Property Leases, (ii) the premises under the Company Real Property Leases are used only for the operation of the business of the Company, (iii) the premises under the Company Real Property Leases and the physical assets of the Company are, in all material respects, in good condition and repair and regularly maintained in accordance with standard industry practice, (iv) to the Company’s Knowledge, the premises under the Company Real Property Leases are in compliance, in all material respects, with applicable legal requirements and (v) the Company will not be required to incur any material cost or expense for any restoration or surrender obligations, or any other material costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations,” upon the expiration or earlier termination of the Company Real Property Leases.

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4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than Twenty Thousand Dollars ($20,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company has provided to Purchaser a true and complete copy of each of the Company Personal Property Leases. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition. The Company has no oral Company Personal Property Leases other than those summarized in Schedule 4.16.

4.17 Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens and Encumbrances other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the consolidated balance sheet of the Company as of the Interim Balance Sheet Date and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the businesses of the Company as it is now conducted or that are used or held by the Company for use in the operation of the businesses of the Company, and taken together, are adequate and sufficient for the operation of the businesses of the Company as currently conducted.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18(a), the Company is not a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims other than any workers’ compensation or unemployment claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company and Persons employed by or providing services as independent contractors to the Company. No current officer or employee of the Company has provided the Company with written or oral notice of his or her plan to terminate his or her employment with the Company.

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(b) Except as set forth in Schedule 4.18(b), the Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, tax withholding, occupational health and safety, wages (including overtime wages), worker classification, and other Laws relating to discrimination, disability, labor relations, hours of work, pay equity, immigration, workers’ compensation, working conditions, employee scheduling, family and medical leave, and employee terminations, and has not received written notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 4.18(b), there are no Actions pending or, to the Knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary or hourly rate; and (ii) wages, bonus, commission or other compensation paid during the fiscal year ending December 31, 2025. Except as set forth on Schedule 4.18(c), (A) no employee is a party to an employment Contract or agreement with the Company that is not terminable “at will,” and (B) the Company has paid in full to all its employees all wages, salaries, commission, bonuses and other compensation due to its employees, including overtime compensation, and the Company does not have any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any agreements or commitments or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each Company employee has entered into the Company’s standard form of employee non-disclosure, inventions assignment and restrictive covenants agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), copies of all of which agreements have been made available to Purchaser by the Company.

(d) Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with a description of the general nature of the work performed, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with the Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to Purchaser by the Company. No material Company Liability exists under applicable Law related to the classification of any individual as an independent contractor who is currently, or within the last six (6) years has been, engaged by the Company. Except as set forth in Schedule 4.18(d), each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) is a true and complete list of each Benefit Plan of the Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with Applicable Accounting Standards on the Company Financials.

(b) Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects. No fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

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(c) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and summary of material modifications thereto; (iii) the most recent annual and periodic accounting of plan assets; (iv) the three (3) most recent nondiscrimination testing reports, if applicable under the Malaysian Companies Act; (v) the most recent determination letter received from the Malaysian authorities, if any; (vi) the most recent actuarial valuation, if any; and (vii) all material communications with any Governmental Authority within the last three (3) years.

(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the Malaysian Companies Act; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending or, to the Knowledge of the Company, threatened in writing (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in the Malaysian Companies Act, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under the respective Company Benefit Plan and the Malaysian Companies Act or have been fully accrued in all material respects on the Company Financials.

(e) No arrangement exists pursuant to which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(f) With respect to each Company Benefit Plan: (i) no such plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Company has complied in all material respects with the provisions of the Company Benefit Plan and the Malaysian Companies Act, as applicable.

(g) Except as set forth on Schedule 4.19(g), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation (except as set forth on Schedule 4.19(g)); (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment”. The Company has not incurred any Liability for any Tax imposed under any Malaysian Governmental Authority or any civil liability.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits and other governmental authorizations required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, no legitimate written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in such compliance, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not retained or assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

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(c) No Action has been commenced or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens or Encumbrances under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls, or (iv) any other hazardous materials.

(g) The Company has provided to Purchaser all nonprivileged and material assessments, audits, studies, reports, data, analysis and results of investigations that are in the possession or control of the Company regarding environmental matters pertaining to the environmental condition of the business of the Company, including the currently or previously owned, leased, or operated properties of the Company.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21, no officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, the Company has not outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any material receivable or other obligation from a Related Person, and the liabilities of the Company do not include any material payable or other obligation or commitment to any Related Person. No Related Person of any Affiliate that is not the Company owns any asset or intellectual property used by the Company in operating its business.

4.22 Insurance.

(a) Schedule 4.22(a) lists all insurance policies and fidelity bonds (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Purchaser. Such policies and bonds are written by insurers of recognized financial responsibility against such risks and losses and in such amounts as is reasonably sufficient for the conduct of the business of the Company, including to cover the replacement cost of the fixed assets used in the Company’s businesses. All premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company does not have any self-insurance or co-insurance programs. In the past five (5) years, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

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(b) Schedule 4.22(b) identifies each individual insurance claim in excess of $20,000 made by the Company in the past five (5) years. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the three (3) years preceding the date hereof, the Company has not made any claim against an insurance policy as to which the insurer is denying or disputing coverage.

4.23 Books and Records. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws and accounting requirements and the Company Financials are consistent with such books and records. The Company is not a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

4.24 Top Customers and Suppliers. Schedule 4.24 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2025 and (b) the period from January 1, 2026 through the Interim Balance Sheet Date, the five (5) largest customers of the Company (the “Top Customers”) and the five (5) largest suppliers of goods or services to the Company (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of the Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated or modified the orders or requirements by more than ten (10) percent for periods from or after the Agreement Date relative to the amounts prior to December 31, 2025 of such Top Customer or Top Suppliers, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with the Company or stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, and (iv) the Company has not within the past two (2) years been engaged in any material dispute concerning its services with any Top Supplier or Top Customer.

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4.25 Certain Business Practices.

(a) Neither the Company nor any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other local or foreign anti-corruption or bribery Law applicable to the Company or (iii) made any other unlawful payment. Neither the Company nor, to the Knowledge of the Company, any of its Representatives acting on its behalf has directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, to any customer, supplier, foreign or domestic governmental officials or employees or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction. The Company has established reasonable internal controls and procedures intended to ensure compliance with such anti-corruption or bribery Law.

(b) The Company has adopted, implemented and maintained policies, procedures, controls, systems and training reasonably designed to ensure compliance with applicable anti-money laundering, counter-terrorism financing, counter-proliferation financing, sanctions, targeted financial sanctions, suspicious transaction reporting, customer due diligence, enhanced due diligence, recordkeeping and risk assessment requirements applicable to moneylenders in Malaysia. The Company has conducted customer due diligence and, where required, enhanced due diligence on borrowers, beneficial owners and relevant counterparties; has maintained all required records; has screened customers and counterparties against applicable sanctions and watchlists; and has timely made all reports required by applicable Law. The Company has not received any written notice alleging any material deficiency in its AML/CFT or sanctions compliance program.

(c) Neither the Company nor any of its respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or on the sanctions lists adopted by the United Nations, European Union or United Kingdom (“UK”), as such lists may be extended from time to time (“Sanctions List”) and the Company has not in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or on the Sanctions List or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the Sanctions List.

(d) The Company’s origination, documentation, disbursement, servicing and collection of loans, including its advertising and marketing of money lending services, have been conducted in all material respects in accordance with applicable Money Lending Laws. The Company maintains complete and accurate borrower files, credit assessment records, security documents, repayment records, receipts, notices, collection records and statutory registers required by applicable Money Lending Laws. All collection, recovery, enforcement and repossession activities conducted by or on behalf of the Company have been conducted in material compliance with applicable Law and the Company’s policies, and neither the Company nor any agent, collector, outsourced service provider or Representative has used harassment, intimidation, unlawful threats, misleading statements, unfair practices or any other unlawful collection practice in connection with the Company’s money lending business. Except as set forth on Schedule 4.25(d), the Company has not charged interest, fees, costs or other amounts in excess of amounts permitted by applicable Law and has not used any collection practice prohibited by applicable Law.

(e) All advertisements, marketing materials, websites, mobile applications, social media, call scripts, borrower communications and other promotional materials used by or on behalf of the Company in connection with its money lending business have been approved, licensed or permitted to the extent required by applicable Law and have not been false, misleading, deceptive or in violation of any Money Lending Law. The Company’s collection, use, processing, storage, disclosure and transfer of borrower and applicant data in connection with its money lending business complies in all material respects with applicable privacy, data protection, cybersecurity and confidentiality Laws and with the Company’s published policies and contractual obligations.

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4.26 Compliance with Privacy Laws, Privacy Policies and Certain Contracts. Except as set forth on Schedule 4.26:

(a) The Company, and, to the Knowledge of the Company, its officers, directors, managers, employees, agents, subcontractors and vendors to whom the Company has given access to Personal Data and/or Loan Portfolio information, are and have been at all times, in compliance in all material respects with all applicable Privacy Laws, and the Company has maintained appropriate safeguards reasonably designed to protect such information against any loss, damage or unauthorized access, use, disclosure or modification, or breach of security;

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, the Company has not experienced any loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data and/or Loan Portfolio information maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company);

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company; (ii) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company); and

(d) To the Knowledge of the Company, all activities conducted by the Company with respect to any Personal Data are permitted under the Contracts relating to Personal Data.

(e) To the Knowledge of the Company, each Contract between the Company and a customer of the Company contains all the terms and conditions that the Company is required to include therein under the Company’s Contracts with its vendors and suppliers.

4.27 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

4.28 Finders and Brokers. Except as set forth in Schedule 4.28, the Company has not incurred or will incur, directly or indirectly, any Liability for any brokerage, finder’s or other fee or commission related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transactions contemplated hereby, nor has the Company entered into any indemnification agreement or arrangement with any Person specifically in connection with this Agreement and the transactions contemplated hereby.

4.29 Restrictions on Business Activities. Except as set forth in Schedule 4.29, the Company is not party to or bound by any Contract containing any covenant (a) limiting in any material respect the right of the Company to engage or compete in any line of business, to make use of any material Company Registered IP or to compete with any Person, (b) granting any exclusive distribution rights, (c) providing “most favored nations” terms for products and services developed or under development by or on behalf of the Company, or (d) which otherwise adversely affects or would reasonably be expected to adversely affect the right of the Company to sell or distribute any products and services developed or under development by or on behalf of the Company or material Company Registered IP or to purchase or otherwise obtain any material software.

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4.30 Fairness Opinion. The Company has received the written opinion of Strategic Capital Advisory Sdn. Bhd. (“Strategic Capital Advisory”) dated as of August 21, 2026, to the effect that, as of such date and subject to the assumptions, qualifications and limitations set forth therein, the Conversion Ratio was fair to the Selling Shareholders from a financial point of view and will deliver to Purchaser solely for informational purposes a copy of such opinion as soon as practicable after a written copy thereof is executed. The Company has been authorized by Strategic Capital Advisory to permit the inclusion of such opinion, but only in its entirety in the Registration Statement and Proxy Statement to the extent permitted by the issuing firm and applicable Law.

4.31 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser set forth in this Agreement (including the related portions of Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither Purchaser nor any of its Representatives have made any representation or warranty as to Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.32 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K (or similar successor form), and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of the documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates, or any information provided by the Company and modified in any material respect by Purchaser or any of its Affiliates without the Company’s prior written approval.

4.33 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Company, the Company Security Holders, the Company Shares, the business of the Company, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Purchaser, Purchaser Representative or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to Purchaser, Purchaser Representative or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Company.

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Article V

REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

Each Selling Shareholder, severally, hereby represents to Purchaser, as of the Agreement Date and again as of the Closing, that:

5.1 Authorization of Agreement; Enforceability. Such Selling Shareholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by any Ancillary Document, or to be executed and delivered by such Selling Shareholder in connection with the consummation of the transactions contemplated by this Agreement (this Agreement, any Ancillary Document, and all other documents executed and delivered by each Selling Shareholder in connection with the transactions contemplated by this Agreement collectively referred to herein as the “Selling Shareholder Documents”), and to consummate the transactions and perform its obligations contemplated hereby and thereby. This Agreement has been, and each other Selling Shareholder Document will be at or prior to the Closing, duly and validly executed, stamped as necessary, and delivered by such Selling Shareholder, and (assuming the due authorization, execution and delivery by Purchaser), this Agreement constitutes, and each other Selling Shareholder Document, when so executed and delivered, will constitute, the legal, valid and binding obligation of such Selling Shareholder, enforceable against such Selling Shareholder in accordance with their terms.

5.2 Conflicts; Consents of Third Parties.

(a) None of the execution, delivery and performance by such Selling Shareholder of the Selling Shareholder Documents, the consummation of the transactions contemplated thereby, or compliance by such Selling Shareholder with any of the provisions thereof will: (i) cause such Selling Shareholder or the other Parties to this Agreement to breach any Law or Order of any Governmental Authority that is applicable to such Selling Shareholder; or (ii) conflict with or result in a breach or termination of any of the terms, conditions or provisions of, or constitute a default under, accelerate any obligations arising under, trigger any payment under, or result in the creation of any Lien pursuant to, or otherwise adversely affect, in any material respect, any of the terms, conditions or provisions of any material agreement or instrument to which such Selling Shareholder is a party or by which such Selling Shareholder (or its assets) may be bound, or constitute a default thereunder.

(b) No consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Person (including any spousal consent or consent of the beneficiary of any trust) or Governmental Authority is required on the part of such Selling Shareholder or the other Parties to this Agreement in connection with the execution and delivery of the Selling Shareholder Documents, or the compliance by such Selling Shareholder with any of the provisions thereof, or the consummation of the transactions contemplated thereby.

5.3 Ownership and Transfer of Company Shares. Such Selling Shareholder is the record and beneficial owner of the Company Shares set forth next to such Selling Shareholder’s name on Exhibit A-1 hereto, free and clear of any and all Liens and Encumbrances. Such Selling Shareholder has the power and authority to sell, transfer, assign and deliver the Company Shares as provided in this Agreement, and such delivery will vest in Purchaser good and valid title to the Company Shares, free and clear of any and all Liens and Encumbrances.

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5.4 Litigation. There are no Legal Proceedings pending, or to the Knowledge of such Selling Shareholder threatened, that are reasonably likely to prohibit or restrain the ability of such Selling Shareholder to enter into this Agreement or timely to consummate the transactions contemplated hereby.

5.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder, agent, representative or similar intermediary for such Selling Shareholder in connection with this Agreement and the transactions contemplated by this Agreement and no other Person is entitled to any fee or commission or like payment in respect thereof.

Article VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, Purchaser represents and warrants to the Company as of the Agreement Date and as of the Closing, as follows:

6.1 Organization and Standing. Purchaser is a British Virgin Islands business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Purchaser has heretofore made available to the Company accurate and complete copies of its Governing Documents, as currently in effect. Purchaser is not in violation of any provision of its Governing Documents in any material respect.

6.2 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser, and (b) other than the Required Purchaser Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). Purchaser’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and transactions contemplated hereby are advisable, fair to, and in the best interests of, Purchaser and its shareholders, (ii) approved this Agreement and the transactions contemplated by this Agreement in accordance with the BVI Companies Act, (iii) directed that this Agreement be submitted to Purchaser’s shareholders for approval and (iv) resolved to recommend that Purchaser’s shareholders adopt this Agreement.

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6.3 Governmental Approvals. Except as otherwise described in Schedule 6.3, no Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Purchaser.

6.4 Non-Contravention. Except as otherwise described in Schedule 6.4, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) subject to obtaining the approval of the Purchaser’s shareholders, conflict with or violate any provision of Purchaser’s Governing Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

6.5 Capitalization.

(a) Purchaser is authorized to issue up to 500,000,000 Purchaser Class A Ordinary Shares par value $0.0001 per share, 50,000,000 Purchaser Class B Ordinary Shares, par value $0.0001 per share, and 5,000,000 Purchaser Preference Shares, par value $0.0001 per share. The issued and outstanding Purchaser Securities as of the Agreement Date are set forth on Schedule 6.5(a). There are no issued or outstanding Purchaser Preference Shares. All issued and outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Companies Act, Purchaser’s Governing Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b) Except as set forth in Schedule 6.5(a) or Schedule 6.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Securities or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 6.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

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(c) All Indebtedness of Purchaser as of the Agreement Date is disclosed on Schedule 6.5(c). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(d) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

6.6 SEC Filings and Purchaser Financials.

(a) Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the Agreement Date. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. None of the SEC Reports filed on or prior to the Agreement Date is subject to ongoing SEC review or investigation as of the Agreement Date. The Public Certifications are each true as of their respective dates of filing. As used in this Section 6.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the Agreement Date, (A) Purchaser Public Units, Purchaser Ordinary Shares, Purchaser Public Rights and Purchaser Public Warrants are listed on Nasdaq, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

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(b) The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) methodologies of Applicable Accounting Standards applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with Applicable Accounting Standards that are not adequately reflected or reserved on or provided for in Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with Applicable Accounting Standards that have been incurred since Purchaser’s formation in the ordinary course of business. All debts and Liabilities, whether fixed or contingent, which should be included under Applicable Accounting Standards on a balance sheet are included in all material respects in Purchaser Financials as of the date of such Purchaser Financial.

6.7 Absence of Certain Changes. As of the Agreement Date, except as set forth in Schedule 6.7, Purchaser has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since January 1, 2026, not been subject to a Material Adverse Effect on Purchaser.

6.8 Compliance with Laws. Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Purchaser, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser. Purchaser is not under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and Purchaser has not previously received any subpoenas from any Governmental Authority.

6.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened material Action to which Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on Purchaser. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.

6.10 Taxes and Returns.

(a) Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Purchaser Financials have been established in accordance with Applicable Accounting Standards. Purchaser has complied with all applicable Laws relating to Taxes. Schedule 6.10(a) sets forth each jurisdiction where Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against Purchaser in respect of any Tax, and Purchaser has not been notified in writing of any proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in Purchaser Financials have been established in accordance with Applicable Accounting Standards or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

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(b) Since the date of its formation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

6.11 Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

6.12 Properties. Purchaser does not own, license or otherwise have any right, title or interest in or to any material Intellectual Property. Purchaser does not own or lease any material real property or material Personal Property.

6.13 Material Contracts.

(a) Except as set forth on Schedule 6.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $500,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) Purchaser Material Contract was entered into at arms’-length and in the ordinary course of business; (ii) Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

6.14 Transactions with Affiliates. Schedule 6.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the Agreement Date under which there are any existing or future Liabilities or obligations between Purchaser and any (a) present or former director, officer or employee or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding capital shares as of the date hereof.

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6.15 Investment Company Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

6.16 Finders and Brokers. Except as set forth on Schedule 6.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

6.17 Ownership of Transaction Consideration. All Purchaser Ordinary Shares to be issued and delivered to the Selling Shareholders as Transaction Consideration in accordance with Article II shall be, upon issuance and delivery of such Purchaser Ordinary Shares, fully paid and non-assessable, free and clear of all Liens and Encumbrances, other than restrictions arising from applicable securities Laws, the Lock-Up Agreement provisions, and any Liens and Encumbrances incurred by any Selling Shareholder, and the issuance and sale of such Purchaser Ordinary Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

6.18 Certain Business Practices.

(a) Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC or is a designated persons of the purposes of the UK consolidated list (https://www.gov.uk/government/publications/financial-sanctions-consolidated-list-of-targets) and Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or any UK sanctions regulations which have been made and modified under the Sanctions and Anti-Money Laundering Act 2018 (“Sanctions Act”) and extended to the BVI by an Overseas Territories Sanctions Order.

6.19 Insurance. Schedule 6.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on Purchaser.

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6.20 Purchaser Trust Account. As of June 30, 2026, the Trust Account has a balance of no less than $121,464,805. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by Efficiency, Inc. pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the Knowledge of Purchaser, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the Agreement Date, there are no claims or proceedings pending with respect to the Trust Account. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Shareholders who shall have elected to redeem their Purchaser Ordinary Shares pursuant to Purchaser’s Governing Documents (or in connection with an extension of Purchaser’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes, to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement. Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account, the Trust Agreement shall terminate in accordance with its terms.

6.21 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) neither the Company nor its respective Representatives have made any representation or warranty as to the Company, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

Article VII

COVENANTS

7.1 Access and Information.

(a) During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 7.13, the Company shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company, as Purchaser or its Representatives may reasonably request regarding the Company and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company; and provided further, the Company shall not be required to provide, or cause to be provided to, Purchaser or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine; provided that in each case the Company shall cooperate with Purchaser to effect disclosure of such information in a manner which does not result in such a breach, violation or jeopardization.

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(b) During the Interim Period, subject to Section 7.13, Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser or any of its Subsidiaries.

7.2 Conduct of Business of the Company.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 7.2, the Company shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and its business, assets and employees, including applicable Money Lending Laws concerning loan origination, documentation, servicing, collections, interest, fees, advertising, borrower information and recordkeeping, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 7.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents as set forth on Schedule 7.2, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not:

(i) amend, waive or otherwise change, in any respect, its Governing Documents, except as required by applicable Law and to effect the transactions contemplated by this Agreement and the Ancillary Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards or engage in any hedging transaction with a third Person with respect to such securities;

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(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Company Ordinary Shares from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof providing for the repurchase of shares in connection with any termination of service;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $20,000 individually or $100,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement or reimbursement of expenses to employees in the ordinary course of business or loans in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $20,000 individually or $100,000 in the aggregate or as required to consummate the transactions contemplated by this Agreement or the Ancillary Documents;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice, to any employee, or materially increase other benefits of employees generally other than in the ordinary course of business consistent with past practice, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans, pursuant to the terms of this Agreement or the Ancillary Documents, in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with Applicable Accounting Standards;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company IP Licenses or other Company IP (excluding non-exclusive licenses of Company IP to Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice, other than any termination at the end of the term of such Company Material Contract pursuant to the terms thereof, or as required to consummate the transactions contemplated by this Agreement or the Ancillary Documents;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

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(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with Applicable Accounting Standards and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $20,000 (individually or $100,000 in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $20,000 individually for any project or set of related projects or $100,000 in the aggregate, other than pursuant to the terms of a Company Material Contract in effect on the Agreement Date;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $20,000 individually or $100,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

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(xxiii) materially amend any underwriting, pricing, credit approval, collection or loan servicing policies, except as required by applicable Law or a Governmental Authority;

(xxiv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxv) authorize or agree to do any of the foregoing actions.

7.3 Conduct of Business of Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 7.3, Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 7.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Governing Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any PIPE Investment consented to by the Company in accordance with Section 7.18) or as set forth on Schedule 7.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any respect, its Governing Documents except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other securities of any class and any other equity-based awards, other than the issuance of Purchaser Securities issuable upon conversion or exchange of outstanding Purchaser Securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 7.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including any PIPE Investment and the reasonable costs and expenses necessary for any Extensions (such expenses, “Extension Expenses”)), up to aggregate additional Indebtedness during the Interim Period of $3,000,000;

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with Applicable Accounting Standards;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract or enter into any Contract that would be a Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with Applicable Accounting Standards and after consulting Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser or its Subsidiary) not in excess of $100,000 individually or $500,000 in the aggregate, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the transactions contemplated by this Agreement);

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(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the Agreement Date or entered into in the ordinary course of business or in accordance with the terms of this Section 7.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

7.4 Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Company for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Director and Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with Applicable Accounting Standards, subject to year-end audit adjustments and excluding footnotes (collectively, the “Interim Financial Statements”). From the date hereof through the Closing Date, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Company that the Company’s independent registered public accounting firm may issue.

7.5 Purchaser Public Filings. During the Interim Period, Purchaser will keep current all of its public filings with the SEC and will otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of Purchaser Public Units, Purchaser Ordinary Shares, Purchaser Public Rights and Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only Purchaser Ordinary Shares and Purchaser Public Warrants. Purchaser shall cause the ticker under which Purchaser Ordinary Shares and Purchaser Public Warrants are listed for trading on Nasdaq to be changed to “BCIN” and “BCINW”, respectively, and have Purchaser Ordinary Shares and Purchaser Public Warrants listed for trading with such trading ticker.

7.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement or a proposed PIPE Investment) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

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(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party; provided, however, that nothing in this Section 7.6 shall prohibit any Party or its Representatives from pursuing, negotiating or consummating the PIPE Investment or otherwise taking actions expressly permitted by this Agreement in connection with the PIPE Investment.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations or discussions. The Company represents and warrants that neither it nor any of its Affiliates or equity holders is a party to or bound by any binding or non-binding agreement or understanding with respect to any transaction that would constitute an Alternative Transaction.

7.7 No Trading. The Company and each Selling Shareholder acknowledge and agree that they are aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company and each Selling Shareholder hereby agree that, while it is in possession of such material nonpublic information, they shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

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7.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 7.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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(c) As soon as reasonably practicable following the Agreement Date, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

7.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

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7.11 The Registration Statement.

(a) As promptly as practicable after the Agreement Date, Purchaser shall prepare with the cooperation and assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Purchaser Ordinary Shares to be issued under this Agreement as the Transaction Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser Shareholders for the matters to be acted upon at the Extraordinary General Meeting and providing the Public Shareholders an opportunity in accordance with Purchaser’s Governing Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of resolutions approving (i) as an ordinary resolution, the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including, to the extent required, the issuance of any shares in connection with the PIPE Investment, by the holders of Purchaser Ordinary Shares in accordance with Purchaser’s Governing Documents and IPO Prospectus, the Securities Act, the BVI Companies Act, the Malaysian Companies Act, and the rules and regulations of the SEC and Nasdaq, (ii) as a special resolution, the adoption and approval of an Amended and Restated Memorandum and Articles of Association of Purchaser, including a change of the name of Purchaser to “BlueCrest Investment, Inc.,” (iii) as an ordinary resolution, adoption and approval of a new equity incentive plan in substantially the form attached as Exhibit D hereto (the “New Equity Incentive Plan”), which will provide for awards for up to a number of Purchaser Ordinary Shares mutually acceptable to Purchaser and the Company, (iv) as an ordinary resolution, the appointment of the members of the Post-Closing Board in accordance with Section 7.15 hereof, and (v) as an ordinary resolution (or, if required by applicable Law or the Purchaser’s Governing Documents, as a special resolution), such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the transactions contemplated by this Agreement and in connection with the Business Combination and each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto (the approvals described in foregoing clauses (i) through (v), collectively, the “Purchaser Shareholder Approval Matters”), and (vi) as an ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing. If on the date for which the Extraordinary General Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments (as permitted by the Purchaser’s Governing Documents) of the Extraordinary General Meeting. In connection with the Registration Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Purchaser’s Governing Documents, the Securities Act, the BVI Companies Act and the rules and regulations of the SEC and Nasdaq. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and Purchaser shall consider any such comments timely made in good faith. In connection with Purchaser’s preparation of the Registration Statement, Proxy Statement and any other filings required to be made by Purchaser with the SEC under the Securities Act, or any responses to any comments from the SEC related thereto, the Company and Selling Shareholders shall provide, and shall use its best efforts to cause its Representatives including legal and accounting representatives to provide, all cooperation reasonably requested by Purchaser that is customary in connection with the preparation of any such filings or responses, including but not limited to, obtaining the consents of any auditor to the inclusion of the financial statements of the Company or any of its Subsidiaries in the Registration Statement, Proxy Statement and other filings with the SEC. The Company shall provide Purchaser with such information concerning the Company and its shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, Proxy Statement or in any amendments or supplements thereto, or any other filings with the SEC. The Company shall ensure that all information provided by the Company, the Selling Shareholders and their respective representatives to Purchaser for inclusion or incorporation by reference in the Registration Statement, Proxy Statement, or any other filings with the SEC, shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Any filing fees related to the filing of the Registration Statement with the SEC as contemplated by this Section 7.11(a) shall be borne by Purchaser.

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(b) Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Extraordinary General Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and, after the Closing, Purchaser Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. If at any time prior to the Closing, any information relating to the Company or Purchaser, or any of their respective directors, officers or Affiliates, is discovered by the Company or Purchaser that is required to be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Governing Documents; provided, however, that Purchaser shall not amend or supplement the Registration Statement without prior consultation with the Company as is reasonable under the circumstances.

(c) Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Extraordinary General Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, including, to the extent permitted by the SEC, participation by the Company or its counsel in any discussions or meetings with the SEC, and Purchaser shall consider any such comments timely made in good faith under the circumstances.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall distribute the Registration Statement to Purchaser’s shareholders and the Selling Shareholders, and, pursuant thereto, shall call the Extraordinary General Meeting in accordance with the Securities Act for a date no later than sixty (60) days following the effectiveness of the Registration Statement.

(e) Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Governing Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Extraordinary General Meeting and the Redemption. Purchaser shall apply for, and shall take commercially reasonable actions to cause, Purchaser Ordinary Shares to be issued in connection with the transactions to be approved for listing on Nasdaq as of the Closing.

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7.12 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed). The Parties acknowledge and affirm the confidentiality agreement dated June 22, 2026 between Purchaser and the Company (the “NDA”), which remains in effect. Notwithstanding the foregoing, Purchaser and its Representatives may, on a confidential basis, share this Agreement and Company information approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed) with selected existing public shareholders and potential co-investors who have been informed of the confidential nature of the information and agreed to keep it confidential, in order to gauge support for the transactions contemplated hereby and the PIPE Investment, and the Company shall reasonably cooperate with those efforts, including by making its Director and other senior management reasonably available for discussions, presentations and meetings. The foregoing restrictions shall not apply to any release, filing or announcement required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of its issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement); provided that Purchaser provides the Company with a reasonable amount of time to complete such review, comment and approval prior to the third (3rd) Business Day after the date thereof. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Shareholder Representative and Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

7.13 Confidential Information.

(a) The Company, the Selling Shareholders and the Shareholder Representative hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, any Selling Shareholder or the Shareholder Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 7.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 7.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, each Selling Shareholder and the Shareholder Representative shall, and shall cause their respective Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Shareholder Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

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(b) Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 7.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by all applicable Laws.

7.14 Documents and Information. After the Closing Date, Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by Purchaser Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Purchaser or its Subsidiaries (including the Company) without first advising Purchaser Representative in writing and giving Purchaser Representative a reasonable opportunity to obtain possession thereof.

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7.15 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing certain directors of Purchaser to resign, so that effective as of the Closing, the Board of Directors of Purchaser, as the surviving public company, will consist of five (5) individuals (the “Post-Closing Board”). Effective as of immediately prior to the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Board: four (4) persons designated by Purchaser prior to the Closing, at least three (3) of whom shall be required to qualify as independent directors under SEC and Nasdaq rules (the “Purchaser Designees”), and one (1) person designated by the Company prior to the Closing (together with the Purchaser Designees, the “Post-Closing Directors”). At or prior to the Closing, each Post-Closing Director shall sign an Indemnification Agreement, in form and substance reasonably acceptable to Purchaser, the Company and each Post-Closing Director in substantially the form attached hereto as Exhibit E.

(b) The Parties shall take all action necessary, including causing executive officers to resign as necessary, so that the individuals serving as the executive officers of Purchaser immediately after the Closing will be the current management team of the Company immediately prior to the Closing, unless the Company, in consultation with Purchaser, reasonably determines that another qualified person should serve in a particular role; any such replacement shall be subject to Purchaser’s prior written approval, not to be unreasonably withheld, conditioned or delayed.

7.16 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Purchaser (the “D&O Indemnified Persons”) as provided in their respective Governing Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Purchaser, in each case as in effect on the Agreement Date, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. The provisions of this Section 7.16 shall survive the consummation of the transactions contemplated by this Agreement and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of Purchaser’s and the Company’s directors and officers, Purchaser shall be permitted prior to the Closing to obtain, and the Company shall fully pay the premium for, a “tail” insurance policy that provides coverage for up to a six-year period from and after the Closing for events occurring prior to the Closing (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Company shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

7.17 Trust Account Proceeds. Immediately upon the Closing, the cash of Purchaser, as the post-Closing combined company, including the funds remaining in the Trust Account after payments for the Redemption and any proceeds received from the PIPE Investment, shall first be used to pay (i) Purchaser’s accrued but unpaid Expenses, including transaction expenses, deferred IPO fees, deferred advisor fees and obligations owed to the Sponsor, and (ii) any other accrued and unpaid expenses and Liabilities of Purchaser properly payable at the Closing. Any remaining cash shall be used for working capital and general corporate purposes of the post-Closing combined company. For the avoidance of doubt, Transaction Expenses incurred by the Company (and not any Transaction Expenses incurred solely by a Selling Shareholder) shall be funded by the post-Closing combined company without reducing the Transaction Consideration, except for unpaid transaction bonuses and other transaction-related compensation expressly deducted under Section 2.1.

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7.18 PIPE Investment. During the Interim Period, Purchaser and the Company shall reasonably cooperate to seek a PIPE Investment pursuant to customary and binding Subscription Agreements with PIPE Investors agreed by Purchaser and the Company, and shall use their respective commercially reasonable efforts to cause the PIPE Investment to close concurrently with the Closing. The terms of the PIPE Investment shall be negotiated and agreed by Purchaser and the Company consistent with market terms, and Purchaser and the Company shall negotiate and agree on the choice of placement agent, fees, approach and target investor universe. In no event shall any new promote or any additional shares of Purchaser be issued to the Sponsor, upon conversion of existing founder shares or otherwise, attributable to the PIPE Investment. Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with the PIPE Investment, including having the Company’s senior management participate in investor meetings and roadshows as reasonably requested by Purchaser, and use their respective commercially reasonable efforts to cause the PIPE Investment to occur. Purchaser shall use its commercially reasonable best efforts to satisfy the conditions of the PIPE Investors’ closing obligations contained in the Subscription Agreements and consummate the transactions contemplated thereby. Each of Purchaser and, as applicable, the Company, shall, and shall cause its Affiliates to, use commercially reasonable best efforts to avoid being in breach or default under the Subscription Agreements. Purchaser may, but shall not be required to, enter into additional Subscription Agreements with additional PIPE Investors, including in the event of an actual or threatened material breach or default by a PIPE Investor or if Purchaser reasonably believes in good faith that such PIPE Investor is unwilling or unable to consummate its investment, and any such additional Subscription Agreements shall become part of the PIPE Investment. If Purchaser elects to seek such additional Subscription Agreements containing terms substantially different from the Subscription Agreements then in effect, the Company’s prior written consent shall be required, not to be unreasonably withheld, delayed or conditioned. Purchaser and the Company shall deliver to each other true, correct and complete copies of each Subscription Agreement and any other Contract with a PIPE Investor that could affect the obligation of such PIPE Investor to contribute its applicable portion of the aggregate gross proceeds of the PIPE Investment. The Company shall not enter into any Contract with a PIPE Investor during the Interim Period without the prior written consent of Purchaser, not to be unreasonably withheld, delayed or conditioned.

7.19 Incentive Equity Plan. Prior to the Closing Date, Purchaser and the Company shall agree upon and Purchaser shall approve and adopt the Incentive Equity Plan in substantially the form attached hereto as Exhibit D (with such changes as may be agreed by Purchaser and the Company). The Company’s existing long-term employee equity compensation plan shall not be cashed out as part of the Acquisition, and the Incentive Equity Plan shall absorb and reconstitute that plan. Within thirty (30) days after the Closing, Purchaser shall file a registration statement on Form S-8 (or other applicable form) with respect to the Purchaser Class A Ordinary Shares issuable under the Incentive Equity Plan, and Purchaser shall use reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

7.20 Tax Matters.

(a) The Selling Shareholders shall prepare or cause to be prepared at their own expense and the Company shall file or cause to be filed all Tax Returns of the Company for all taxable periods ending on or prior to the Closing Date (“Pre-Closing Periods”) that are filed after the Closing Date, other than any Tax Return due for the short tax period ending on the Closing Date (the “Final Pre-Closing Period”). The Shareholder Representative shall provide Purchaser with a copy of the Tax Returns prepared under this Section 7.20(a) at least twenty (20) days prior to the filing of such Tax Returns, and the Selling Shareholders will incorporate any reasonable comments made by Purchaser within such 20-day period; provided, that nothing herein shall require the Company to file any Tax Return that, in the opinion of Purchaser’s tax advisors, is not complete and accurate; provided, further, that the Selling Shareholders shall not take any position or apply any methodology in preparing any such Tax Return that is not consistent with the Tax practices and methodologies consistently applied in the ordinary course of business by the Company and its Subsidiaries in the preparation of its Tax Returns relating to prior taxable periods (such as, for example and without limitation, practices with respect to the calculation of depreciation expense deductions), provided that such practices and methodologies comply with applicable Law. Except as required by Law, without the prior written consent of the Shareholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company, any of its Subsidiaries, Purchaser nor any Affiliate of the Company, the Subsidiaries or Purchaser shall file any amended Tax Return with respect to any such period. To the extent permitted by applicable Law, neither the Company nor its Subsidiaries shall carry back any Tax attribute to any such period. Purchaser shall have the right to handle, defend, conduct and control any Tax Claim relating to any Tax refund arising by operation of the preceding sentence; provided, that Purchaser shall consult periodically with the Shareholder Representative as to strategic and tactical issues for pursuing any Tax Claim and shall consider in good faith any suggestions made by the Shareholder Representative about the conduct of such Tax Claim. Purchaser shall not have the right to compromise or settle any such Tax Claim relating to a refund without the prior consent of the Shareholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

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(b) Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) when due (taking into account all extensions properly obtained) all Tax Returns required to be filed by or with respect to the Company and its Subsidiaries relating to: (i) the Final Pre-Closing Period; and (ii) taxable periods that begin before and end after the Closing Date (“Straddle Periods”). Purchaser shall deliver to the Shareholder Representative copies of each such Tax Return relating to the Final Pre-Closing Period and Straddle Periods, along with a statement (a “Tax Statement”) showing the pre-Closing portion of any Liability in respect of any Taxes required to be paid with such Tax Return (computed in accordance with Section 7.20(d)), at least twenty (20) days prior to the due date for filing such Tax Return, and shall permit the Shareholder Representative to review and comment on such Tax Return and Tax Statement prior to filing. Purchaser shall not file any such Tax Return relating to the Final Pre-Closing Period and Straddle Periods without the prior written consent of the Shareholder Representative (which shall not be unreasonably withheld, conditioned or delayed); provided that the failure of the Shareholder Representative to deliver written consent to Purchaser prior to the due date for filing such Tax Return shall be deemed to constitute consent. If the parties have not resolved any dispute relating to any such Tax Return prior to the due date for filing such Tax Return, then Purchaser shall file such Tax Return as prepared, but such filing shall not prejudice the rights of any party to pursue such dispute.

(c) Not later than two (2) days prior to the due date for the payment of Taxes on any Tax Returns relating to Pre-Closing Periods or Straddle Periods, the Shareholder Representative for and on behalf of the Selling Shareholders shall pay to Purchaser the amount of cash Taxes payable shown on the Tax Return (in the case of a Pre-Closing Period other than the Final Pre-Closing Period) or the Tax Statement (in the case of the Final Pre-Closing Period and a Straddle Period).

(d) The Company and each Subsidiary will, unless prohibited by applicable Law, close the taxable year of the Company and each Subsidiary as of the close of business on the Closing Date. If applicable Law does not permit the Company or any Subsidiary to close its taxable year on the Closing Date, the Taxes, if any, attributable to such Straddle Period shall be allocated: (i) to the Selling Shareholders for the period up to and including the close of business on the Closing Date; and (ii) to Purchaser for the period subsequent to the Closing Date, pursuant to the following methodology: (x) Taxes, other than those referred to in clause (y) below, shall be allocated by means of a closing of the books and records of the Company and its Subsidiaries as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, and (y) property Taxes and ad valorem Taxes shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. For the avoidance of doubt, all management bonuses, severance payments, interest payments and deductible financing costs and expenses accrued or paid by the Company or its Subsidiaries on or prior to the Closing Date, including, without limitation, the Transaction Expenses, shall be treated as incurred in a Pre-Closing Period or the pre-Closing portion of the Straddle Period, as appropriate.

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(e) Notwithstanding any other provisions hereof, if an audit or other proceeding is commenced, an adjustment is proposed or any other claim is made by any taxing authority with respect to a Tax liability of the Company or any Subsidiary relating to a Pre-Closing Period, the Final Pre-Closing Period or the pre-Closing portion of any Straddle Period (a “Tax Claim”), Purchaser shall promptly notify the Shareholder Representative of such audit or other proceeding, proposed adjustment or claim. Purchaser shall have the right to handle, defend, conduct and control any such Tax Claim; provided, that Purchaser shall consult periodically with the Shareholder Representative as to strategic and tactical issues for pursuing any Tax Claim and shall consider in good faith any suggestions made by the Shareholder Representative about the conduct of such audit or contest. Purchaser shall not have the right to compromise or settle any such Tax Claim which would result in an increased Tax liability or a decreased refund to the Shareholder Representative without the prior consent of the Shareholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) Any refunds (and any interest received thereon) of any Tax imposed on the Company or any Subsidiary for any Pre-Closing Period, the Final Pre-Closing Period or the pre-Closing portion of any Straddle Period (determined in accordance with Section 7.20(d)) shall be payable to the Selling Shareholders.

(g) Following the Closing, Purchaser and the Shareholder Representative shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to Liability for Taxes of the Company and its Subsidiaries. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance. Purchaser and the Shareholder Representative shall preserve and cause to be preserved all information, returns, books, records and documents relating to any Liabilities for Taxes of the Company and its Subsidiaries with respect to a taxable period until the later of sixty (60) days after the expiration of all applicable statutes of limitations and extensions thereof; or the conclusion of all litigation with respect to Taxes for such period.

7.21 Related Party Matters. At or prior to the Closing, any and all assets, Intellectual Property, Contracts and benefits accruing to the Company that are either held or licensed by any Affiliates of the Company and are used or to be used in the business of the Company shall be transferred to the Company to the satisfaction of Purchaser. The Company shall not have, and shall not enter into, any related-party transaction that is not bona fide, on arm’s-length terms, necessary for the Company’s business and approved in writing by Purchaser before it is entered into. The Company shall provide Purchaser with complete copies of all agreements and other documentation relating to such transactions.

Article VIII

NO SURVIVAL

8.1 No Survival. Representations and warranties of the Company, Purchaser and the Selling Shareholders contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company, Purchaser or the Selling Shareholders pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company, Purchaser, and the Selling Shareholders and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company, Purchaser or the Selling Shareholders or their respective Representatives with respect thereto. The covenants and agreements made by the Company and Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

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Article IX

CONDITIONS TO CLOSING

9.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver (where permissible) by the Company, Selling Shareholders and Purchaser, as applicable, of the following conditions:

(a) Required Purchaser Shareholder Approval. Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of Purchaser at the Extraordinary General Meeting in accordance with Purchaser’s Governing Documents, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).

(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 9.1(d) shall have each been obtained or made.

(e) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption and any PIPE Investment, Purchaser shall have net tangible assets of at least $5,000,001.

(g) Appointment of Directors and Officers. The post-Closing directors and officers of Purchaser, as the surviving public company, identified on Schedule 9.1(g) shall have been duly elected or appointed effective as of the Closing, consistent with the requirements of Purchaser’s Governing Documents, each to hold office in accordance until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, and each such director and officer shall have entered into an Indemnification Agreement.

(h) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(i) Nasdaq Listing. The Purchaser Class A Ordinary Shares issued as Consideration Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance.

9.2 Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 9.1, the obligations of Purchaser to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company and the Selling Shareholders set forth in this Agreement and in any certificate delivered by or on behalf of the Company or the Selling Shareholders pursuant hereto shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company or the Selling Shareholders, as the case may be.

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(b) Agreements and Covenants. The Company and the Selling Shareholders shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with thereby on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or any Selling Shareholder since the Agreement Date which is continuing and uncured.

(d) Certain Ancillary Documents. Each Executive Employment Agreement, Restrictive Covenant Agreement, Lock-Up Agreement, Indemnification Agreement and Registration Rights Agreement required to be executed at or before the Closing shall be in full force and effect in accordance with its terms, effective as of the Closing.

(e) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by the chief executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c).

(ii) Secretary Certificate. The Company shall have delivered to Purchaser a certificate executed by the Company’s Secretary certifying as to the validity and effectiveness of, and attaching (A) copies of the Company’s Governing Documents as in effect as of the Closing, (B) the requisite resolutions of the Company’s board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound and the consummation of the transactions contemplated hereby and thereby, the adoption by the Company of the Company Amended Charter in a form acceptable to Purchaser, and the election of Company officers and directors listed on Schedule 9.1(e) and (C) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for the Company certified as of a date no earlier than twenty (20) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Certified Company Amended Charter. The Company shall have filed the Company Amended Charter, and shall have delivered to Purchaser a copy thereof, in effect as of immediately prior to the Closing, certified by the proper Governmental Authority.

(v) Registration Rights Agreement. The Registration Rights Agreement, providing customary demand and piggyback registration rights subject to customary exceptions and limitations, shall have been duly executed and delivered by the Parties thereto in form and substance reasonably satisfactory to Purchaser.

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(vi) Executive Employment Agreements. Purchaser shall have received Executive Employment Agreements duly executed by each applicable Key Executive, in each case effective as of the Closing, in form and substance reasonably satisfactory to Purchaser, including customary confidentiality, non-competition, non-solicitation and assignment of inventions provisions.

(vii) Indemnification Agreements. The Company shall have delivered to Purchaser copies of Indemnification Agreements duly executed by each officer and director of the Company.

(viii) Share Certificates and Transmittal Documents. Each Selling Shareholder shall have delivered to Purchaser Company Certificate(s) representing all Company Shares held by such Selling Shareholder, duly endorsed in blank or accompanied by share transfer powers, if certificated, and/or such other transmittal documents required for transfer on the books of the Company and acceptable to Purchaser.

(ix) Convertible Securities. Purchaser shall have received evidence reasonably acceptable to Purchaser that the Company shall have terminated, extinguished and cancelled in full any outstanding Company Convertible Securities.

(x) PCAOB and U.S. GAAP Financial Statements. Purchaser shall have received the PCAOB-audited annual Company Financials and any other financial statements, auditor consents and related deliverables required for the Registration Statement and Proxy Statement, each prepared in accordance with U.S. GAAP and applicable SEC requirements, in form and substance reasonably satisfactory to Purchaser and its counsel.

(xi) Resignations. Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company listed on Schedule 9.2(e)(xi) prior to the Closing.

(xii) Restrictive Covenant Agreement. Purchaser shall have received Restrictive Covenant Agreements duly executed by the significant shareholders of the Company listed on Schedule 9.2(e)(xii), in each case effective as of the Closing.

(xiii) Lock-Up Agreement. The Company shall have delivered to Purchaser copies of Lock-Up Agreements duly executed by each officer and director of the Company and each holder of five percent (5%) or more of the Company’s voting stock listed on Schedule 9.2(e)(xiii), in each case effective as of the Closing.

9.3 Conditions to Obligations of the Company. In addition to the conditions specified in Section 9.1, the obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser.

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(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of Purchaser’s obligations and complied in all material respects with all of Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Purchaser’s Governing Documents as in effect as of the Closing Date (after giving effect to the transactions contemplated hereby), (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of organization and from each other jurisdiction in which Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Registration Rights Agreement. The Registration Rights Agreement, providing customary demand and piggyback registration rights subject to customary exceptions and limitations, shall have been duly executed and delivered by the Parties thereto in form and substance reasonably satisfactory to the Company and Purchaser.

9.4 Frustration of Closing Conditions. A Party may not rely on the failure of any condition set forth in Sections 9.1 to 9.3, as the case may be, if such failure was caused by such Party’s failure to comply in any material way with any material provision of this Agreement.

Article X

TERMINATION AND EXPENSES

10.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by mutual written consent of the Company and Purchaser;

(b) by written notice by the Company or Purchaser if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by January 31, 2027 (the “Expiration Date”) (provided, that if Purchaser seeks and obtains one or more Extensions, Purchaser shall have the right with respect to each extension, by providing written notice thereof to the Company and the Shareholder Representative, to extend the Expiration Date for an additional period equal to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for Purchaser to consummate its Business Combination as described in the IPO Prospectus pursuant to such Extension and (iii) such period as determined by Purchaser); provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Expiration Date;

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(c) the Company may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing if: (i) Purchaser has materially breached any covenant, representation or warranty in any material respect contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or inaccurate, in any case, which would result in the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the Agreement Date or, if later, the date of such breach), and (ii) such breach is not curable or, if curable, has not been cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to Purchaser or (B) the Expiration Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if either the Company or any Selling Shareholder is in material breach of any covenant, representation or warranty contained in this Agreement on the date of such written notice;

(d) Purchaser may terminate this Agreement by giving written notice to the Company at any time prior to the Closing if: (i) the Company or any Selling Shareholder has materially breached any covenant, representation or warranty in any material respect contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in the failure of a condition set forth in Sections 9.2(a) or 9.2(b) to be satisfied (treating the Closing Date for such purposes as the Agreement Date or, if later, the date of such breach), and (ii) such breach is not curable or, if curable, such breach has not been cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Expiration Date (so long as Purchaser is not then in material breach of any covenant, representation or warranty contained in this Agreement); or

(e) by the Company or Purchaser if there shall be in effect a final non-appealable Order of a Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall use commercially reasonable efforts to appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 10.1(e) will not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 10.1(e) occurring;

(f) by written notice by Purchaser to the Company and the Shareholder Representative if there shall have been a Material Adverse Effect on the Company following the Agreement Date which is uncured for at least twenty (20) days after written notice of such Material Adverse Effect is provided by Purchaser to the Company; or

(g) by written notice by Purchaser to the Company and the Shareholder Representative, if the Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained.

10.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 7.12, 7.13, 10.3, 11.1, Article XIV and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 11.1). Without limiting the foregoing, and except as provided in Section 10.3 and this Section 10.2 (but subject to Section 11.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

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10.3 Fees and Expenses. Subject to Sections 7.3, 11.1, Article VII and Article XIV, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses; provided, however, that if the Closing occurs, all Transaction Expenses incurred by the Company (and not any Transaction Expenses incurred solely by a Selling Shareholder) shall be funded by the post-Closing combined company without reducing the Transaction Consideration, except for unpaid transaction bonuses and other transaction-related compensation expressly deducted under Section 2.1, and any filing fees or similar fees relating to regulatory or governmental approvals shall be borne by Purchaser. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Purchaser, Expenses shall include any and all expenses, filing fees, costs and deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO, upon consummation of a Business Combination and any Extension Expenses.

Article XI

WAIVERS AND RELEASES

11.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, each Selling Shareholder and the Shareholder Representative each represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of its Business Combination or in connection with an amendment to Purchaser’s Governing Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within twelve (12) months after the closing of the IPO, subject to extension, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, each Selling Shareholder and the Shareholder Representative, on behalf of itself and its Affiliates, hereby agree that, notwithstanding anything to the contrary in this Agreement, none of the Company, any Selling Shareholder or the Shareholder Representative, nor any of their respective Affiliates, has or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, any Selling Shareholder, the Shareholder Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, each Selling Shareholder and the Shareholder Representative, on behalf of itself and its Affiliates, hereby irrevocably waive any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company, each Selling Shareholder and the Shareholder Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter into this Agreement, and each such Party further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company, any Selling Shareholder or the Shareholder Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each such Party hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on its behalf or in lieu of it) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. If the Company, any Selling Shareholder or the Shareholder Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives that seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, each Selling Shareholder, the Shareholder Representative and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 11.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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Article XII

MISCELLANEOUS

12.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including e-mail), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser, to: ARC Group Acquisition I Corp. 398 S Mill Avenue, Suite 306, Tempe, AZ 85284 Attn: Datuk Dr. Doris Wong Telephone No.: E-mail:

with a copy (which will not constitute notice) to:

Rimon, P.C.

1050 Connecticut Avenue, NW, Suite 500

Washington, DC 20036

Attn: Debbie A. Klis Esq.

Mark C Lee, Esq.

Telephone No.: (202) 935-3390

Email: deborrah.klis@rimonlaw.com

mark.c.lee@rimonlaw.com

If to Purchaser Representative, to: Datuk Dr. Doris Wong c/o ARC Group Acquisition I Corp. 398 S Mill Avenue, Suite 306, Tempe, AZ 85284 Telephone No.: E-mail:

with a copy (which will not constitute notice) to:

Rimon, P.C.

1050 Connecticut Avenue, NW, Suite 500

Washington, DC 20036

Attn: Debbie A. Klis Esq.

Mark C Lee, Esq.

Telephone No.: (202) 935-3390

Email: deborrah.klis@rimonlaw.com

mark.c.lee@rimonlaw.com

If to the Company, to:

Firstborn Top Capital Sdn. Bhd.

13A-3A, Q Sentral, 2A

Jalan Stesen Sentral 2

KL Sentral, Kuala Lumpur

Wilayah Persekutuan 50470

Malaysia

Attn: Ow Ruey Shen

Telephone No.:

E-mail:

with a copy (which will not constitute notice) to:

Rohamat & Ling

Unit 1009, 10th Floor, Menara PJ,

Amcorp Trade Centre,

No. 18 Jalan Persiaran Barat,

46050 Petaling Jaya, Selangor.

Attn: Mark Wong Kah Kit

Telephone No.: 03-7932 5115

E-mail: mark@r-ling.com

If to the Selling Shareholders or the Shareholder Representative, at the respective address specified in Exhibit A-1.

With a copy (which will not constitute notice) to:

Rohamat & Ling

Unit 1009, 10th Floor, Menara PJ,

Amcorp Trade Centre,

No. 18 Jalan Persiaran Barat,

46050 Petaling Jaya, Selangor.

Attn: Mark Wong Kah Kit

Telephone No.: 03-7932 5115

E-mail: mark@r-ling.com

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12.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser and the Company (and after the Closing, Purchaser Representative and the Shareholder Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 7.16, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

12.4 Reserved..

12.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or in any other court in the State of Delaware or any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.1. Nothing in this Section 12.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

12.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.6.

12.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have an adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, including the obligations to execute and deliver the Ancillary Documents and consummate the transactions contemplated hereby, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

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12.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, the Company, Purchaser Representative and the Shareholder Representative.

12.10 Waiver. Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Shareholder Representative on behalf of itself and the Selling Shareholders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by Purchaser Representative or Shareholder Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of Purchaser Representative.

12.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein. The Parties expressly disclaim, renounce, and waive any and all rights pursuant to, all prior verbal negotiations and agreements related to the subject matter hereof.

12.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with Applicable Accounting Standards; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice;” (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to Purchaser its shareholders under the BVI Companies Act, as then applicable, or its Governing Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.

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12.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.14 Purchaser Representative.

(a) Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Datuk Dr. Doris Wong, in the capacity as Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which Purchaser Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Purchaser Representative Documents”); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Purchaser Representative Documents; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as Purchaser Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (v) otherwise enforcing the rights and obligations of any such Persons under any Purchaser Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Company Security Holders immediately prior to the Closing and their respective successors and assigns). All decisions and actions by Purchaser Representative shall be binding upon Purchaser and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 12.14 are irrevocable and coupled with an interest. Purchaser Representative hereby accepts its appointment and authorization as Purchaser Representative under this Agreement.

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(b) Purchaser Representative shall not be liable for any act done or omitted under any Purchaser Representative Document as Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Purchaser shall indemnify, defend and hold harmless Purchaser Representative from and against any and all losses incurred without gross negligence, bad faith or willful misconduct on the part of Purchaser Representative (in his capacity as such) and arising out of or in connection with the acceptance or administration of Purchaser Representative’s duties under any Purchaser Representative Document, including the reasonable fees and expenses of any legal counsel retained by Purchaser Representative. In no event shall Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as Purchaser Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to Purchaser Representative under this Section 12.14 shall survive the Closing and continue indefinitely.

(c) The Person serving as Purchaser Representative may resign upon ten (10) days’ prior written notice to Purchaser and the Shareholder Representative, provided, that Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

12.15 Shareholder Representative.

(a) The Selling Shareholders, on behalf of themselves and their successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoint Ow Ruey Shen, in the capacity as the Shareholder Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Shareholder Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Shareholder Representative Documents”); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Shareholder Representative Documents; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Shareholder Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Shareholder Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (v) otherwise enforcing the rights and obligations of any such Persons under any Shareholder Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Shareholder Representative is specifically authorized and directed to act on behalf of, and for the benefit of, all Selling Shareholders and their respective successors and assigns. All decisions and actions by the Shareholder Representative shall be binding upon each Selling Shareholder and its successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 12.15 are irrevocable and coupled with an interest. The Shareholder Representative hereby accepts its appointment and authorization as the Shareholder Representative under this Agreement.

(b) Any other Person, including the Purchaser Representative, Purchaser and the Company, may conclusively and absolutely rely, without inquiry, upon any actions of the Shareholder Representative as the acts of the Selling Shareholders under any Shareholder Representative Documents. The Purchaser Representative, Purchaser and the Company shall be entitled to rely conclusively on the instructions and decisions of the Shareholder Representative as to (i) any payment instructions provided by the Shareholder Representative or (ii) any other actions required or permitted to be taken by the Shareholder Representative hereunder, and no Selling Shareholder shall have any cause of action against the Purchaser Representative, Purchaser or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Shareholder Representative. The Purchaser Representative, Purchaser and the Company shall not have any Liability to any Selling Shareholder for any allocation or distribution among the Selling Shareholders by the Shareholder Representative of payments made to or at the direction of the Shareholder Representative. All notices or other communications required to be made or delivered to a Selling Shareholder under any Shareholder Representative Document shall be made to the Shareholder Representative for the benefit of such Selling Shareholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Selling Shareholder with respect thereto. All notices or other communications required to be made or delivered by a Selling Shareholder shall be made by the Shareholder Representative (except for a notice under Section 12.15(d) of the replacement of the Shareholder Representative).

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(c) The Shareholder Representative shall not be liable for any act done or omitted under any Shareholder Representative Document as the Shareholder Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Selling Shareholders shall indemnify, defend and hold harmless the Shareholder Representative from and against any and all losses incurred without gross negligence, bad faith or willful misconduct on the part of the Shareholder Representative (in his capacity as such) and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties under any Shareholder Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative. In no event shall the Shareholder Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Shareholder Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Shareholder Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Shareholder Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Selling Shareholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Shareholder Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Shareholder Representative under this Section 12.15 shall survive the Closing and continue indefinitely.

(d) The Person serving as the Shareholder Representative may resign upon ten (10) days’ prior written notice to the other Parties to this Agreement, provided that the Shareholder Representative appoints in writing a replacement Shareholder Representative and provides written notice of the identity of such successor to the other Parties hereto. Each successor Shareholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholder Representative, and the term “Shareholder Representative” as used herein shall be deemed to include any such successor Shareholder Representatives.

12.16 Legal Representation. The Parties agree that, notwithstanding the fact that Rimon, P.C. and Rohamat & Ling may have, prior to Closing, jointly represented Purchaser, Purchaser Representative and/or Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and have also represented Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Rimon, P.C. and Rohamat & Ling will be permitted in the future, after Closing, to represent Sponsor, Purchaser Representative or their respective Affiliates in connection with matters in which such Persons are adverse to Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. Additionally, the Parties agree that Rimon, P.C. and Rohamat & Ling will be permitted in the future, after Closing, to represent Purchaser in connection with matters in which Purchaser is adverse to the Company, Shareholder Representative or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Shareholder Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Rimon, P.C.’s future representation of one or more of Purchaser, Sponsor, Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of the Company and/or the Shareholder Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Rimon, P.C. or Rohamat & Ling of Purchaser, Sponsor, Purchaser Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor and Purchaser Representative shall each be deemed a client of Rimon, P.C. and Rohamat & Ling with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor and Purchaser Representative, shall be controlled by Sponsor and Purchaser Representative and shall not pass to or be claimed by Purchaser or the Company; provided, further, that nothing contained herein shall be deemed to be a waiver by Purchaser or any of its Affiliates (including, after the Closing Date, the Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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Article XIII

RESERVED

Article XIV

DEFINITIONS

14.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 14.1:

“Accounting Principles” means U.S. GAAP as in effect at the date of the financial statement to which it refers and to which such standards are applicable, or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the latest Audited Company Financials.

“Applicable Accounting Standards” means U.S. GAAP as in effect from time to time and applicable to the financial statement or calculation to which it refers.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the Sponsor shall be deemed to be Affiliates of Purchaser prior to the Closing.

“Agreement” has the meaning set forth in the Recitals.

“Amended and Restated Memorandum and Articles of Association” means Purchaser’s amended and restated memorandum and articles of association, governed by the BVI Companies Act, as amended from time-to-time.

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“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable non-U.S. anti-trust laws and all other applicable Laws and Orders issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Audited Company Financials” has the meaning set forth in Section 4.7(a).

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each employee benefit plan maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York and the British Virgin Islands are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York and the British Virgin Islands are generally open for use by customers on such day.

“BVI Companies Act” means the BVI Business Companies Act, (Revised Edition 2020) as amended from time to time.

“Calculation Date” has the meaning set forth in Section 2.2(a).

“Cash” means the aggregate amount of cash, bank deposits and marketable securities, in each case as defined in accordance with Applicable Accounting Standards. For the avoidance of doubt, Cash shall (a) include checks, wires and drafts deposited for the account of the Company but not yet reflected as available proceeds in the Company’s account and (b) be reduced by the sum of (i) any outstanding checks issued by the Company and (ii) any cash overdrafts and negative balances in the Company’s account.

“Chairman” means Datuk Dr. Doris Wong in her capacity as Chairman of the Company.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Net Indebtedness” means, as of immediately before the effective time of the Closing, (i) the aggregate amount of all Indebtedness of the Company, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.

“Closing Statement” has the meaning set forth in Section 2.2(a).

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“Code” means Malaysian Code on Take-Overs and Mergers 2016.

“Company” has the meaning set forth in the Recitals.

“Company Governing Documents” means the Company’s Governing Documents, as amended from time to time.

“Company Benefit Plan” has the meaning set forth in Section 4.19.

“Company Closing Cash” means the amount of the Company’s Cash as of 12:01 a.m. on the Closing Date.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of disclosure by the Company or any of its Representatives to Purchaser or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Financials” has the meaning set forth in Section 4.7(a).

“Company Ordinary Shares” means the ordinary shares of the Company.

“Company Securities” means, collectively, the Company Ordinary Shares, the Company Convertible Securities and any other securities of the Company.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Shares” has the meaning set forth in the Recitals.

“Company Support Agreement” means the Company Support Agreement in the form of Exhibit G hereto.

“Confidential Information” has the meaning set forth in Section 7.13.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Consultation Period” has the meaning set forth in Section 2.2(c).

“Contract” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

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“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Encumbrances” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other securities laws of any jurisdiction or other restrictions arising from applicable securities laws of any jurisdiction shall not represent an Encumbrance.

“Environmental Law” means any and all applicable Laws relating to pollution, human health and safety (to the extent related to Hazardous Materials), or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Environmental Permits” has the meaning set forth in Section 4.20.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in Section 10.1(b).

“Extension” has the meaning set forth in Section 7.3(a).

“Extension Expenses” has the meaning set forth in Section 7.3(b)(iv).

“Final Closing Statement” has the meaning set forth in Section 2.2(b).

“Final Pre-Closing Period” has the meaning set forth in Section 7.20(a).

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“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles in the United States in effect as of the date hereof.

“Governing Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means the International Financial Reporting Standards in effect as of the date hereof.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with Applicable Accounting Standards, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligations described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.7(a).

“Interim Period” has the meaning set forth in Section 7.1(a).

“Interim Financial Statements” has the meaning set forth in Section 7.4.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

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“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser dated as of April 30, 2026, and filed with the SEC on April 30, 2026 (File No. 333-288410).

“IPO Underwriter” means IB Capital, LLC.

“IRS” means the Internal Revenue Service.

“Key Executives” means Mr. Ow Ruey Shen.

“Knowledge” means, (i) with respect to the Company, the actual knowledge of the Key Executives and directors of the Company, after reasonable inquiry, or (ii) with respect to any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under Applicable Accounting Standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Loan Portfolio” means all loans, advances and other credit accommodations originated, acquired, funded or held by the Company, together with all related accrued interest, fees, charges, collateral, guarantees and other rights and receivables.

“Lock-Up Agreement” means the Lock-Up Agreement in the form of Exhibit H hereto.

“Losses” means losses, liabilities, obligations, damages, notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including defense costs, amounts paid in settlement and reasonable attorneys’ and other professionals’ fees and disbursements, but excluding special, incidental, consequential and punitive damages except to the extent awarded to a third party in connection with a third-party claim.

“Malaysian Companies Act” means the Laws of Malaysia, Act 125, Companies Act 2016.

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“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in Applicable Accounting Standards or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi) with respect to Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser.

“Material Contracts” has the meaning set forth in Section 4.12.

“Money Lending Laws” means, collectively, the Moneylenders Act 1951 of Malaysia (Act 400), the Moneylenders (Control and Licensing) Regulations 2003 of Malaysia, the Moneylenders (Compounding of Offences) Regulations 2003 of Malaysia, the Consumer Credit Act 2025 of Malaysia (Act 873), the Anti-Money Laundering, Anti-Terrorism Financing and Proceeds of Unlawful Activities Act 2001, and all other applicable Laws, guidelines, circulars, directions and requirements of the Ministry of Housing and Local Government, the Registrar of Moneylenders, Bank Negara Malaysia and any other Governmental Authority having jurisdiction over the Company or its business.

“Nasdaq” means The Nasdaq Global Market, LLC.

“Net Working Capital Amount” means, as of the Closing, (i) all current assets of the Company (excluding, without duplication, Closing Company Cash), on a consolidated basis, minus (ii) all current liabilities of the Company (excluding, without duplication, Indebtedness and unpaid Transaction Expenses), as determined in accordance with the Accounting Principles.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

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“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, permits, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Investors” has the meaning set forth in the Recitals.

“Privacy Laws” means all applicable Laws, and the laws of applicable jurisdictions, relating to privacy and protection of Personal Data, and any and all similar applicable Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

“Pre-Closing Periods” has the meaning set forth in Section 7.20(a).

“Preliminary Final Closing Statement” has the meaning set forth in Section 2.2(b).

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

“Purchaser” has the meaning set forth in the Recitals.

“Purchaser Documents” means collectively this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby.

“Purchaser Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Purchaser.

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“Purchaser Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by any other Party or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to any other Party or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.

“Purchaser Ordinary Shares” means Purchaser Class A Ordinary Shares and Purchaser Class B Ordinary Shares, collectively.

“Purchaser Preference Shares” means the preference shares, par value $0.0001 per share, of Purchaser.

“Purchaser Private Units” means the units issued by Purchaser in a private placement to Sponsor at the time of the consummation of the IPO consisting of one (1) Purchaser Class A Ordinary Share, one (1) Purchaser Public Right and one (1) Purchaser Private Warrant.

“Purchaser Private Warrants” means one redeemable warrant that was included as part of each Purchaser Private Unit, entitling the holder of one whole warrant thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Purchaser Public Rights” means one right that was included as part of each Purchaser Public Unit, entitling the holder thereof of one right to receive one-fourth (1/4th) of one (1) Purchaser Class A Ordinary Share at the closing of the Business Combination.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) Purchaser Class A Ordinary Share, one (1) Purchaser Public Right and one (1) Purchaser Public Warrant.

“Purchaser Public Warrants” means one redeemable warrant that was included as part of each Purchaser Public Unit, entitling the holder thereof of one (1) whole warrant to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Purchaser Securities” means Purchaser Units, Purchaser Ordinary Shares, Purchaser Preference Shares, Purchaser Public Rights and Purchaser Warrants, collectively.

“Purchaser Units” means Purchaser Private Units and Purchaser Public Units, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Purchaser’s Governing Documents” means the Amended and Restated Memorandum and Articles of Association of Purchaser adopted under the BVI Companies Act by special resolution passed on April 29, 2026, as amended from time to time.

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“Redemption” has the meaning set forth in Section 7.11(a).

“Redemption Price” means an amount equal to the price at which each share of Purchaser Ordinary Shares is redeemed or converted pursuant to the Redemption (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing).

“Registration Rights Agreement” means the Registration Rights Agreement in the form of Exhibit B hereto, pursuant to which certain shareholders of the Company and Purchaser shall be granted customary demand and piggyback registration rights with respect to registrations of shares of common stock of Purchaser, subject to customary exceptions and limitations.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Restrictive Covenant Agreement” means the Restrictive Covenant Agreement in the form of Exhibit I hereto.

“Review Period” has the meaning set forth in Section 2.2(b).

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Shareholder(s)” has the meaning set forth in the Recitals.

“Selling Shareholder Documents” has the meaning set forth in Section 5.1.

“Settlement Accountant” has the meaning set forth in Section 2.2(c).

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means MFH 2, LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means the Sponsor Support Agreement in the form of Exhibit F hereto.

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“Statement of Objections” has the meaning set forth in Section 2.2(b).

“Straddle Periods” has the meaning set forth in Section 7.20(b).

“Subscription Agreements” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tangible Assets” means all machinery, office equipment, furniture, fixtures, trade fixtures, vehicles, rolling stock, molds, tools and other tangible assets (other than inventory or real estate).

“Target Net Working Capital Amount” means an amount equal to US$618,000.00.

“Tax Claim” has the meaning set forth in Section 7.20(e).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Tax Statement” has the meaning set forth in Section 7.20(b).

“Taxes” means (a) all direct or indirect applicable federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Top Customers” has the meaning set forth in Section 4.24.

“Top Suppliers” has the meaning set forth in Section 4.24.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

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“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction Expenses” means all fees and expenses of any of the Company or any Selling Shareholder incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of the Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of the Company at or after the Closing pursuant to any agreement to which the Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any sales, use, real property transfer, stamp, share transfer or other similar transfer Taxes imposed on Purchaser or the Company in connection with transactions contemplated by this Agreement.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of April 29, 2026, as it may be amended, by and between Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Efficiency Inc., in its capacity as trustee under the Trust Agreement.

“Warrant Agreement” means the Warrant Agreement, dated April 29, 2026, by and between Purchaser and the Trustee.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

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IN WITNESS WHEREOF, each Party has duly executed and delivered this Agreement or caused this Agreement to be duly executed and delivered as a deed as of the day and year first above written.

THE COMPANY:

FIRSTBORN TOP CAPITAL SDN. BHD.

By:
Name:	Ow Ruey Shen
Title:	Director

[Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

Name: WONG CHEE SIN
Ordinary Shares: 254,548

Name: OW RUEY SHEN (Corporate Representative of Mastika Heritage Sdn. Bhd.)
Ordinary Shares: 2,000,020

Name: LIM YEN CHENG
Ordinary Shares: 72,728

Name: LIM ENG KIAN
Ordinary Shares: 72,728

Name: YAP ONN LEONG
Ordinary Shares Held: 145,456

Name: PHUN YOON YEE
Ordinary Shares: 72,728

Name: NG SIN YEE
Ordinary Shares: 72,728

[Signature Page to Share Purchase Agreement]

Name: SOONG SOON WENG
Ordinary Shares: 72,728

Name: WANG POH CHEE
Ordinary Shares: 72,728

Name: STACY SOH SIOK CHENG
Ordinary Shares: 72,728

Name: WANG MOOI CHOO
Ordinary Shares: 72,728

Name: PHUAH EE JIE
Ordinary Shares: 327,276

Name: NG LEI TENG (Corporate Representative of P88 Capital Sdn. Bhd.)
Ordinary Shares: 327,276

SHAREHOLDER REPRESENTATIVE:

Ow Ruey Shen, solely in his capacity as Shareholder Representative

By:

[Signature Page to Share Purchase Agreement]

PURCHASER:

ARC GROUP ACQUISITION I CORP.

By:
Name:	Datuk Dr. Doris Wong
Title:	Chief Executive Officer

PURCHASER REPRESENTATIVE:

Datuk Dr. Doris Wong, solely in her capacity as Purchaser Representative

By:

[Signature Page to Share Purchase Agreement]

EXHIBIT A-1

EXHIBIT A-2

ALLOCATION SCHEDULE

	Name and Address of Selling Shareholder	Number of Company Shares Immediately Prior to Closing	Percentage of Outstanding Company Shares Prior to Closing	Number of Purchaser Shares Issuable at Closing
1

2

3

4

5

6

7

8

9

10

11

12

13

14

15

16

17

18

19

20

21

22

23

24

25

26

27